Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

LEHIGH CEMENT COMPANY LLC,

HBMA HOLDINGS LLC,

LEHIGH SOUTHWEST CEMENT COMPANY

AND

MARTIN MARIETTA MATERIALS, INC.

DATED AS OF

May 23, 2021

i

EXHIBITS

Exhibit A	Business Operations
Exhibit B	Adjustment Amount
Exhibit C	Permanente Supply Agreement
Exhibit D	Transition Services Agreement

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 23, 2021, by and among Lehigh Cement Company LLC, a Delaware limited liability company (“Lehigh”), HBMA Holdings LLC, a Delaware limited liability company (“HBMA”), Lehigh Southwest Cement Company, a California company (“LSCC” and, together with Lehigh and HBMA, the “Sellers”), and Martin Marietta Materials, Inc., a North Carolina corporation (“Buyer”).

RECITALS

WHEREAS, as of the date hereof, (a) Lehigh is the record owner of all of the issued and outstanding security interests in Thunder Cement LLC (“Newco”), (b) HBMA is the record owner of all of the issued and outstanding security interests in Hanson Aggregates LLC (“Hanson Aggregates”) and 99.9999% of the issued and outstanding security interests in Piedras y Arenas Bajas, S. de R.L. de C.V. (“Piedras”) and (c) Hanson Aggregates is the record owner of 0.0001% of the issued and outstanding security interests in Piedras (such security interests in Newco, Piedras and Hanson Aggregates, collectively, the “Business Interests”), and Newco, Piedras, Hanson Aggregates and their respective Subsidiaries engage in the business of producing, selling, marketing and distributing cement, aggregates, ready-mix concrete, asphalt and similar materials in the United States West Region (California, Arizona, Nevada and parts of Oregon) and Ensenada, state of Baja California, Mexico, as more fully described on Exhibit A hereto (as conducted on the date hereof, and, for the avoidance of doubt, excluding the operations of the Allied JV and the Two Rivers JV, the “Business”);

WHEREAS, LSCC is the record owner of 50% of the outstanding security interests in Two Rivers Cement, LLC, a Delaware limited liability company (the “Two Rivers JV”) (such security interests, the “Two Rivers Interests”);

WHEREAS, Lehigh is the record owner of 50% of the outstanding security interests in CPC Terminals, Inc., a California corporation (“Allied GP”), and 49.5% of the outstanding security interests in Allied Cement Company, a California limited partnership (“Allied LP” and, together with Allied GP, the “Allied JV” and, together with the Two Rivers JV, the “Business JVs”) (such security interests collectively, the “Allied Interests”, and together with the Two Rivers Interests, the “JV Interests”, and together with the Business Interests, the “Transferred Interests”; provided that if the Allied ROFR (as defined below) is exercised with respect to the transfer of the Allied Interests contemplated hereunder, the definition of “Transferred Interests” shall not include the Allied Interests);

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Business and the JV Interests via the purchase and sale of all of the Transferred Interests (as defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Lehigh Hanson, Inc. has duly executed and delivered a restrictive covenant agreement with Buyer (the “RCA”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“A&A” means A&A Ready Mixed Concrete, Inc., a Delaware corporation.

“Accounting Methodologies” means IFRS as applied in the Financial Statements.

“Action” means any investigation, action, claim, charge, complaint, suit, arbitration, mediation or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Amount” means, at any time, an amount calculated as set forth on Exhibit B hereto.

“Adjustment Amount Deficit” means, when (and only when) the Closing Adjustment Amount is less than the Adjustment Amount Target, the amount by which the Closing Adjustment Amount is less than the Adjustment Amount Target.

“Adjustment Amount Surplus” means, when (and only when) the Closing Adjustment Amount is a greater than the Adjustment Amount Target, the amount by which the Closing Adjustment Amount is greater than the Adjustment Amount Target.

“Adjustment Amount Target” means $100,000,000.

“Affiliate” means, with respect to any Person, (i) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person and (ii) any other Person who is a director, officer, partner or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.  Notwithstanding the foregoing, the Business JVs shall not be considered Affiliates of the Sellers or any of the Business Companies.

“Allied Partners” means, collectively, (i) Allied GP and (ii) the shareholders of Allied GP and the limited partners of Allied LP, in each case other than Lehigh.

“Allied Purchase Price” means Buyer’s determination of the value of, and price at which it will acquire, the Allied Interests, as set forth in Schedule 1.1(a).

“Allied ROFR” means the right of first refusal set forth in Paragraphs 2(b) – 2(f) of the Allied Shareholders Agreement.

“Allied Shareholders Agreement” means that certain Amended Agreement of the Shareholders of Allied GP and the Limited Partners of Allied LP, dated as of December 10, 1987, as amended through the date hereof.

“Ancillary Agreements” means (i) the RCA, (ii) the Permanente Supply Agreement and (iii) the TSA.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and foreign investment laws.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of May 1, 2021, by and among Lehigh, LSCC and LCW.

“Assumed Liabilities” has the meaning assigned to such term in the Asset Purchase Agreement; provided that in no event shall any Excluded Employment Liabilities (other than any Multiemployer Plan withdrawal liabilities that are the subject of Section 10.2), Pre-Closing EHS Matters or Seller Taxes constitute Assumed Liabilities.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not subject to ERISA) and each stock purchase, stock option, equity, severance, employment, change-in-control, retention, health or welfare, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, retiree medical or welfare or other compensation or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA.

“Business Companies” means the Transferred Entities and their direct and indirect Subsidiaries.  For the avoidance of doubt, the Business JVs shall not be considered Business Companies.

“Business Company Plan” means any Seller Company Plan that is maintained, sponsored or entered into by any Business Company (but not any Seller or any Affiliate thereof, other than any Business Company) or to which any Business Company (but not any Seller or any Affiliate thereof, other than any Business Company) is a party.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Business Employees” means all individuals who are employed by a Seller or an Affiliate thereof (including any Business Company) and primarily dedicated to the Business as of the relevant time, including any such individual who is on an approved leave of absence (including long-term disability) as of the Closing Date from which such individual is entitled to return to active employment, whether under applicable Law or any applicable Collective Bargaining Agreement or pursuant to any applicable personnel policies of Seller and its Affiliates (including any Business Company) as in effect as of the Closing (a “Business Employee on Leave”).  For the avoidance of doubt, “primarily dedicated” shall mean such individual spends 51% or more of his or her work time with Sellers and their Affiliates dedicated to the Business.

“Business Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

“Business JV Financial Statements” means (i) with respect to the Two Rivers JV, (a) the unaudited balance sheet and statement of members equity of the Two Rivers JV as of December 31, 2020 and the unaudited statement of income and cash flow of the Two Rivers JV for the twelve (12)-month period then ended and (b) the unaudited balance sheet and statement of members equity of the Two Rivers JV as of March 31, 2021 (the “JV Interim Balance Sheet Date”) and the unaudited statement of income and cash flow of the Two Rivers JV for the three-month period then ended and (ii) with respect to the Allied JV, (a) the unaudited balance sheet of the Allied LP as of December 31, 2020 and the unaudited statement of income of the Allied LP for the twelve (12)-month period then ended and (b) the unaudited balance sheet of the Allied LP as of the JV Interim Balance Sheet Date and the unaudited statement of income of the Allied LP for the three-month period then ended.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 5.1 (Organization), Section 5.2 (Authority; Binding Obligation), Section 5.3 (No Defaults or Conflicts) (only clause (a) thereof) and Section 5.5 (Brokers).

“Cash” means, with respect to any Person and without duplication, the aggregate amount of all cash, cash equivalents, bank and other depositary accounts and safe deposit boxes, investment accounts, demand accounts and certificates of deposit.

“Closing Adjustment Amount” means the Adjustment Amount as of 12:01 a.m. (Pacific Time) on the Closing Date.

“Closing Cash” means the Cash of the Business Companies, as of 12:01 a.m. (Pacific Time) on the Closing Date (but giving effect to any subsequent cash dividends or distributions to the Sellers made on or prior to the Closing to the extent not otherwise reflected in the Closing Cash), calculated in accordance with the Accounting Methodologies.

“Closing Indebtedness” means the Indebtedness of the Business Companies, as of 12:01 a.m. (Pacific Time) on the Closing Date, without taking into account the consummation of the transactions contemplated hereby, determined in accordance with the Accounting Methodologies.

“Code” means the Internal Revenue Code of 1986.

“Continuing Employee” means any Business Employee who is a Business Employee as of the Closing, excluding (a) any LTD Employee (but including any other Business Employee on Leave) and (b) any Business Employee who rejects an offer of employment made in accordance with this Agreement.

“Contract” means any written contract, agreement, indenture, note, bond, lease, instrument, commitment or other legally binding agreement.

“Corporate Entity” means any Business Company that is a corporation for U.S. federal income Tax purposes (or, to the extent the context requires, any other applicable Tax purposes).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic.

“COVID-19 Pandemic” means the SARS-CoV-2 or COVID-19 pandemic, including any future resurgence or evolutions, mutations or variations thereof and/or any disease outbreaks, epidemics and/or pandemics resulting therefrom.

“Customer Data” means non-public data collected by or on behalf of any of the Business Companies pertaining to the customers of the Business Companies.

“date hereof” and “date of this Agreement” means the date first written above.

“Designated Deferred Taxes” means any Taxes arising from circumstances occurring on or prior to the Closing for which payment is not required until after the Closing as a result of an election, agreement, deferral or other arrangement made to defer such payment of Taxes, including such an election, agreement, deferral or other arrangement under the Coronavirus Aid, Relief and Economic Securities Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster dated August 8, 2020, IRS Notice 2020-65 (2020-38 I.R.B. 567) or any other similar Law, and any election made pursuant to Section 965(h) of the Code.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, deeds of trust, claims, options or rights of first refusal, transfer restrictions, pledges, security interests, hypothecations, easements, rights-of-way or other similar encumbrances.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment and surface and subsurface strata, endangered or threatened species and natural resources.

“Environmental Claim” means any claim, notice of noncompliance, violation or potential responsibility or any Action arising under or relating to any Environmental Law or any Environmental Permit.

“Environmental Law” means any applicable Law or Order relating to pollution or protection of the Environment or, as it relates to exposure to Hazardous Substances, human health and safety (including the Federal Mine Safety & Health Act of 1977, the Federal Occupational Safety and Health Act and similar state laws), Environment-related reclamation and financial assurance obligations, air emissions (including exhaust from off-road vehicles and greenhouse gas emissions) or the use, transportation, storage, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance, in each such case, as amended.

“Environmental Report” means any assessment, audit, report, or other written evaluation, and any material correspondence, relating to compliance with Environmental Laws, greenhouse gas reduction commitments or the Release or uncontrolled presence of Hazardous Substances.

“Equitable Exceptions” means, collectively, (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Business Companies, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excluded Liabilities” has the meaning assigned to such term in the Asset Purchase Agreement; provided that, for the avoidance of doubt, any Excluded Employment Liabilities (other than any Multiemployer Plan withdrawal liabilities that are the subject of Section 10.2), Pre-Closing EHS Matters and Seller Taxes shall constitute Excluded Liabilities.

“Final Determination” means any final determination of liability for Taxes that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Tax Law). Notwithstanding the foregoing, “Final Determination” does not include (1) any final determination of liability for Taxes that is voluntarily agreed to by the Person owing such Taxes, except to the extent such Person determined not to pursue any further appeal, review or modification of such liability (and such Person’s determination would be commercially reasonable for a Person bearing the full amount of such Taxes) or (2) the expiration of the applicable statute of limitations.

“Financial Statements” means (i) the unaudited pro forma combined balance sheet of the Business Companies as of December 31, 2020 and the unaudited pro forma combined statement of operations of the Business Companies for the twelve (12)-month period then ended and (ii) the unaudited combined balance sheet of the Business Companies as of April 30, 2021 (the “Interim Balance Sheet”) and the unaudited combined statement of operations of the Business Companies for the three-month period then ended.

“Fraud” means, with respect to a party hereto, common law fraud with respect to the making of any representation in Article 4 or Article 5 that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intention to deceive or mislead another who is relying thereon to their detriment (excluding, for the avoidance of doubt, any theory of fraud premised upon recklessness or gross negligence).

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitral body of competent jurisdiction.

“HAMI” means Hanson Aggregates Mid-Pacific, Inc., a Delaware corporation.

“Hazardous Substance” means any (a) hazardous or toxic substance, chemical, material or waste, including petroleum or petroleum products or by-products; radioactive materials or wastes; asbestos or asbestos-containing materials; silica; polychlorinated biphenyls; chlorinated solvents; volatile organic compounds; coal or coal ash; cement kiln dust; chromium, mercury, lead, selenium or other metals; and explosives; and (b) other substance, chemical, material or waste defined by or regulated or for which liability may be imposed under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 33 U.S.C. §2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. ch. 15 § 651 et seq., the Mine Safety and Health Act, 30 U.S.C. 801 et seq., the California Safe Drinking Water and Toxic Enforcement Act of 1986 and any state or local equivalents thereof, in each such case, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, (i) indebtedness for borrowed money, (ii) amounts owing as the deferred purchase price of, or a contingent payment for, for the acquisition of any property, goods or services, including all seller notes and “earn‑out” payments, (iii) obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (iv) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (v) obligations under any interest rate, currency or other hedging agreement, valued at the termination value thereof, (vi) obligations under any performance bond or letter of credit, solely to the extent drawn as of the date of determination, (vii) all liabilities for Designated Deferred Taxes and current liabilities for income Taxes (reduced (but not below zero) by any current income Tax assets), (viii) obligations under any leases required to be capitalized under IFRS as a result of the implementation of IFRS 16, Lease, effective January 1, 2019, other than Leases, (ix) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (viii) above, (x) indebtedness of any other Person of a type described in clauses (i) through (ix) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) an Encumbrance on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, and (xi) for clauses (i) through (x) above, all accrued interest thereon, if any, and any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any such indebtedness, if applicable.  For the avoidance of doubt, Indebtedness shall not include (A) any obligations or guarantees under any performance bond or letter of credit to the extent undrawn as of the date of determination, (B) any Indebtedness included in the calculation of (x) the Adjustment Amount or (y) Unpaid Business Transaction Expenses, (C) any intercompany Indebtedness of the Business Companies, (D) any Indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by any Business Company) on the Closing Date, (E) any endorsement of negotiable instruments for collection in the ordinary course of business and (F) all asset retirement obligations including obligations for dismantling and removing infrastructure and equipment.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accountant” means Ernst & Young or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Sellers and Buyer in writing; provided, that if the Sellers and Buyer do not appoint an Independent Accountant within ten (10) Business Days after either Buyer or the Sellers gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the “Independent Accountant” a partner in the New York office of a nationally recognized independent public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two (2) years and taking into account such firm’s material relationships during the preceding two (2) years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on all parties.

“Intellectual Property” means, in any and all jurisdictions throughout the world, whether registered or unregistered, any (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice) and all applications and registrations therefor, (ii) trademarks, trade names, service marks, logos, corporate names, trade dress, brand names, slogans, designs, or other indicia of origin, and all applications, registrations, and renewals therefor, together with all goodwill associated with any of the foregoing, (iii) works of authorship (whether copyrightable or not), registered and material unregistered copyrights, including copyrights in Software, mask works and databases, and all applications and registrations therefor and renewals extensions, restorations and reversions thereof, (iv) intellectual property or proprietary rights in Software, (v) internet domain names, uniform resource locators and applications and registrations therefor and (vi) trade secrets, know-how and other proprietary information (including trade secret rights in confidential and proprietary inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, know-how, ideas, research and development) and any other materials falling within the definition of “trade secrets” as set forth in 18 U.S. Code Section 1890.

“IP Licenses” means licenses of Intellectual Property from a Business Company to any third party or to a Business Company from any third party, pursuant to which any Business Company has received or made payments of more than $200,000 in the fiscal year ended December 31, 2020, but excluding: (i) Contracts with consultants or other services providers whose rights to use the Owned Intellectual Property are limited to use for the benefit of the Business Companies; and (ii) off-the shelf licenses for generally commercially available software, including shrink wrap and click wrap licenses.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the communications networks, data centers, computers, Software, hardware, databases, computer equipment, workstations and all other information technology owned, licensed or used as a service by the Business Companies.

“knowledge of the Sellers” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(c), in each case after reasonable inquiry of the officers or employees of the Business Companies or their Affiliates who have primary responsibility for the matter in question.

“Law(s)” means any law, statute, regulation, code, ordinance, rule or other requirement of any Governmental Authority.

“LCW” means Lehigh Cement West, Inc., a California corporation.

“LTD Employee” means each Business Employee on Leave who is receiving, or is receiving short-term disability benefits and is reasonably likely to receive, long-term disability benefits under a Seller Company Plan that is not maintained by a Business Company.

“Material Adverse Effect” means any event, change, development, condition or effect that has a material adverse effect on (i) the assets, business, financial condition or results of operations of the Business Companies, taken as a whole, or (ii) the ability of the Sellers and the Business Companies to perform their obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby on a timely basis; provided, however, that no such event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) conditions or effects that generally affect the industries in which the Business Companies operate (including legal and regulatory changes), (b) any regional, national or international economic, financial, social or political conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets and changes therein), (c) effects resulting from changes in the financial, banking or securities markets (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, civil unrest, protests, riots, demonstrations, war or terrorism, natural or manmade disasters, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or material worsening of such conditions, political instability or other national or international calamity, crisis or emergency, or an act of God), (d) effects arising from changes in Laws or accounting principles, (e) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby (provided, that the exception in this clause (e) shall not be deemed to apply to the references to “Material Adverse Effect” in the representations and warranties set forth in Sections 4.6 and 4.7 and, to the extent related to the representations and warranties set forth in Section 4.6 and 4.7, the condition in Section 7.1), (f) effects resulting from actions taken with the prior written consent of Buyer, (g) the failure of the financial or operating performance of the Business or the Business Companies to meet internal, Buyer or analyst projections, forecasts or budgets for any period (provided, that the underlying causes of such failure may be taken into account in determining the existence of a Material Adverse Effect), or (h) any breach of this Agreement by Buyer; provided, however, that in the case of the foregoing clauses (a) through (d), to the extent that the Business Companies, taken as a whole, are disproportionately adversely affected thereby relative to other similarly situated companies operating in the industries in which the Business Companies operate, such adverse effect may be taken into account in determining whether there has been a Material Adverse Effect (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Order” means any order, judgment, injunction, ruling, writ, assessment, decision, decree or arbitration or other award issued or entered by a Governmental Authority of competent jurisdiction.

“Partnership Entity” means each of (i) the Allied LP, (ii) the Two Rivers JV and (iii) any direct or indirect Subsidiary of the Allied LP, the Two Rivers JV or any Business

Company, which such Subsidiary is a partnership for U.S. federal income Tax purposes (or, to the extent the context requires, any other applicable Tax purposes).

“PBO” means the actuarial present value of projected benefits (that is the “projected benefits obligation” as defined in Topic 715 in the FASB’s Accounting Standards Codification).

“Permanente Facility” means the quarry, cement plant, rock plant and all other operations and assets located at the Permanente site at 24001 Stevens Creek Blvd., Cupertino, in Santa Clara County, California owned, leased or operated by LSCC or its Affiliates.

“Permanente Supply Agreement” means that certain Supply Agreement, between LSCC and HAMI, to be entered into as of the Closing in the form attached hereto as Exhibit C, as modified pursuant to Section 6.14.

“Permanente Throughput Agreement” means that certain Throughput Agreement, by and between LSCC and LCW, dated as of May 1, 2021.

“Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Business Companies to the extent terminated in connection with the Closing, (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements in accordance with IFRS, (iii) mechanics’, workmen’s, materialmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Business Companies or which are being contested in good faith by appropriate proceedings, (iv) Encumbrances relating to the transferability of securities under applicable securities Laws, (v) Encumbrances securing rental payments under capitalized leases, (vi) with respect to the Leased Real Property, Encumbrances to which the fee simple interest (or any superior leasehold interest) are subject, (vii) Encumbrances in favor of the lessors, sublessors, or licensors under any leases, subleases or licenses, (viii) Encumbrances not incurred in connection with the borrowing or securing of payment of money and that do not materially detract from the current use of the applicable asset or Real Property (including easements, rights-of-way, restrictive covenants, encroachments or other similar title defects), (ix) zoning, entitlement, building, conservation restriction and other land use Laws (including pursuant to Permits or other Governmental Authority requirements) imposed by any Governmental Authority having jurisdiction over the Real Property, (x) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, (xi) the Encumbrances set forth on Schedule 1.1(d) and (xii) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money that do not materially detract from the current use of the applicable asset.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Data” means all data relating to one or more individuals that is personally identifying (i.e., all data that identifies an individual or, in combination with any other information or data available to any of the Business Companies, is capable of identifying an individual).

“Piedras Transfer Agreement” means an instrument of conveyance in customary form pursuant to which the equity interests held by Newco and Hanson Aggregates in Piedras shall be transferred to Buyer and/or, at Buyer’s election, a wholly-owned subsidiary of Buyer, at Closing.

“Pre-Closing EHS Matters” means any and all liabilities, obligations or Actions, whether arising prior to, on or after the Closing, that arise or result from any Environmental Law or Environmental Permit, or any Order or binding agreement related thereto, to the extent such liability, obligation or Action relates to, results from or is attributable to the ownership or operation of the Business, or the ownership, lease or use by any Seller or Business Company, their respective legal predecessors or Affiliates, or any other predecessor cement or aggregates operator, of the Real Property, in each case prior to the Closing (whether such liability, obligation or Action is direct or in connection with any indemnity or any claim for recovery or contribution), including any liability, obligation or Action with respect to any (i) presence or Release of any Hazardous Substance at, on, under or from any Real Property, or otherwise in connection with the operation of the Business, prior to the Closing (including any subsequent migration of or exposure to such Hazardous Substance, whether prior to, on or after the Closing), (ii) noncompliance with Environmental Law or any Environmental Permit in connection with the operation of the Business or the Real Property to the extent first occurring or existing prior to the Closing, (iii) off-site transportation storage, disposal, treatment or transportation of any Hazardous Substance in connection with the operation of the Business or the Real Property prior to the Closing, (iv) real property that, as of the Closing, was formerly owned, operated or leased by Seller in connection with the operation of the Business,  (v) Action alleging any toxic tort or other injury or damage that results from or is attributable to human exposure to asbestos, silica, cement kiln dust, chromium or any other Hazardous Substance, to the extent such Hazardous Substance was (x) included in or a component of any product or material manufactured, distributed, sold, put into the stream of commerce or disposed of in connection with the operations of the Business, or (y) Released at or from any Real Property, in each of clauses (x) and (y), prior to the Closing, or (vi) Order issued pursuant to Environmental Law, (x) any penalties or fines issued pursuant to any Order or (y) any third-party claims arising pursuant to such Order, in each of clauses (x) and (y), to the extent arising from pre-Closing operation of the Business; provided that, notwithstanding any other provision of this agreement, in no case shall any such Pre-Closing EHS Matters include (x) any requirement for the decommissioning, reclamation, revegetation, closure, post-closure monitoring or post-closure care of any Real Property pursuant to applicable Environmental Law or Environmental Permits where there is no current requirement to implement or otherwise satisfy such obligations as of the Closing and (y) except as provided in clause (vi) above, (A) any post-Closing compliance obligation under any Order issued pursuant to Environmental Law, including any post-Closing requirement to meet any numerical, categorical, performance or other standard, threshold or limit with respect to the emission or discharge of any Hazardous Substance or to implement or meet any operational requirements or standards (including with respect to performance of air emissions controls, wastewater treatment or other equipment), operating procedures, or monitoring and (B) any capital expenditures required post-Closing for the addition of or improvement or alteration of any existing air pollution control equipment pursuant to and required to comply with the Consent Decree, entered by the U.S. District Court for the Eastern District of Pennsylvania in U.S. et al. v. Lehigh Cement Co. LLC and Lehigh White Cement Co. LLC, No. 5:19-cv-05688, that has an Effective Date of November 18, 2020, with respect to the facilities at 13573 Tehachapi Blvd, Tehachapi, CA and 15390 Wonderland Boulevard, Redding, CA.  For the avoidance of doubt, in no case shall any such Pre-Closing EHS Matters include any liabilities, obligations or Actions to the extent arising or resulting from the post-Closing operation of the Business by Buyer or its Affiliates.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Receivables Program Agreements” means (i) that certain Master Agreement on the Purchase of Receivables, dated December 20, 2011, among the companies named therein as sellers (including Lehigh and LSCC), and Lehigh Hanson Receivables LLC (“LHR”), as purchaser, (ii) that certain Onward Receivables Purchase Agreement, dated December 20, 2011, among LHR, as seller, Landesbank Hessen-Thüringen Girozentrale (“Helaba”), as purchaser, and HeidelbergCement AG (“HCAG”), as guarantor, and (iii) that certain Joinder Agreement and Amendment, dated as of July 23, 2019, among the parties identified on the signature pages thereto as New Sellers, the parties identified on the signature pages thereto as Existing Sellers (including Lehigh and LSCC as Existing Sellers), LHR, Helaba, and HCAG.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, leaching, migration or dumping on, under, into, onto or through the Environment or any building, facility, fixture or equipment.

“Remedial Action” means all actions required pursuant to Environmental Law to (a) clean up, remove, treat, or in any other way address or remediate any Release of Hazardous Substances; (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform studies, assessments, investigations and monitoring or post-remedial monitoring, inspections or care related to any such Release of Hazardous Substances.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor (including any financial advisors, accountants or lawyers) or representative of such Person.

“Retained Business” means the business conducted by the Sellers and their Affiliates, whether undertaken prior to or after the date hereof, other than the Business.

“Seller Company Plan” means any Benefit Plan (i) under which any current or former Business Employee has any present or future rights to compensation or benefits and that is maintained, sponsored, contributed to, required to be maintained, sponsored or contributed to or entered into by the Sellers or any of their Affiliates (including the Business Companies), (ii) that is sponsored, maintained or entered into by any Business Company or to which any Business Company is a party or (iii) with respect to which any Business Company may have any liability, but, in each case, excluding any Multiemployer Plan.

“Seller Fundamental Representations” means the representations and warranties of the Sellers contained in the first four sentences of Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of the Transferred Entities), Section 4.3 (Subsidiaries) (only as to material Business Subsidiaries), Section 4.4(b) (Joint Ventures),  Section 4.5 (Authority; Binding Obligation), Section 4.6 (No Defaults or Conflicts) (only clause (a) thereof) and Section 4.23 (Brokers).

“Seller Taxes” means (a) any Taxes of any Seller or any Affiliate of any Seller (other than a Business Company), including any Taxes imposed on a Business Company pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) and, for the avoidance of doubt, any Taxes described in Section 3.2(b) (whether or not determined on a net gain basis) that are imposed in connection with the sale of Piedras pursuant to this Agreement and (b) the Sellers’ share of any Conveyance Taxes pursuant to Section 11.18.

“Shared Contracts” means any Contract to which any Seller or any of their Affiliates (including the Business Companies) is a party or by which any Seller or any of their Affiliates (including the Business Companies) is bound that inures to the benefit or burden of both the Business and the Retained Business.

“Software” means any computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

“Specified Business Employees” means those Business Employees identified in an email from Buyer’s counsel to the Sellers’ counsel prior to the date hereof.

“Specified Matters” means (i) the Actions set forth on Schedule 1.1(e) and any related matters and (ii) any Actions asserted from and after the date hereof to the extent relating to the Business and alleging liability on the part of any Seller or any of their Affiliates; provided, however, that in no event shall any Excluded Employment Liability or Pre-Closing EHS Matter constitute a “Specified Matter”.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.  For the avoidance of doubt, the Business JVs shall not be considered Subsidiaries of the Sellers or any of their Affiliates (including the Business Companies).

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto.

“Taxes” means any Federal, state or local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, national insurance contributions, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Transferred Entities” means Newco, Piedras and Hanson Aggregates.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“True-Up Amount” means (i) the Adjustment Amount Surplus, if any, minus (ii) the Adjustment Amount Deficit, if any, plus (iii) the amount of Closing Cash, minus (iv) the amount of Closing Indebtedness, minus (v) the amount of Unpaid Business Transaction Expenses.

“TSA” means that certain Transition Services Agreement, by and between Lehigh Hanson, Inc. and Buyer, to be entered into as of the Closing, in the form attached hereto as Exhibit D.

“Two Rivers JV Agreement” means that certain Amended and Restated Operating Agreement of Two Rivers Cement LLC, effective as of December 10, 2010, by and between LSCC and A&A.

“Two Rivers Purchase Price” means Buyer’s determination of the value of, and price at which it will acquire, the Two Rivers Interests, as set forth in Schedule 1.1(a).

1.2          Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accredited Investor	5.11
Agreement	Preamble
Allied GP	Recitals
Allied Interests	Recitals
Allied JV	Recitals
Allied LP	Recitals
Allied ROFR Notice	6.17(a)
Allied ROFR Waiver	6.17(a)
Appointed Representative	11.11(a)
Assumed PTO Amount	6.13(f)
Books, Records and Data	6.2(d)
Business	Recitals
Business Companies Counsel	6.20(a)
Business Employee on Leave	1.1
Business Interests	Recitals
Business JV Commercial Agreements	4.4(g)
Business JVs	Recitals
Business Subsidiaries	4.3(a)
Business Subsidiary	4.3(a)
Business Wrong Pockets Contract	6.12(d)
Business Wrong Pockets Items	6.12(e)
Buyer	Preamble
Buyer 401(k) Plan	6.13(j)
Buyer FSA Plans	6.13(h)
Buyer Indemnitee	10.2(a)
Buyer Portion	6.12(c)
Buyer Released Party	11.15(b)
Buyer Releasing Parties	11.15(a)
Buyer True-Up Amount	2.4(d)
Claims Notice	10.4(b)

Term	Section
Closing	3.1
Closing Date	3.1
Collective Bargaining Agreements	4.16(a)
Confidentiality Agreement	6.2(c)
Continuation Period	6.13(b)
Contracting Parties	11.16
Conveyance Taxes	11.18
Debt Financing Sources	6.16(a)
Debt Financings	6.16(a)
Disputes	11.11(b)
Environmental Indemnity Claim	10.3(e)
Environmental Permits	4.17(b)
Estimated Purchase Price	2.1(a)
Estimated True-Up Amount	2.2(a)
Evaluation Material	6.2(c)
Excluded Employment Liabilities	6.13(i)
Existing Sellers Counsel	6.20(a)
Final True-Up Amount	2.4(c)
Hanson Aggregates	Recitals
HBMA	Preamble
Indemnified Guarantees	6.10(a)
Indemnified Parties	6.8(a)
Indemnitee	10.2(c)
Indemnitees	10.2(c)
Insurance Policies	4.18
JV Closing Deferral Event	3.1
JV Interests	Recitals
JV Interim Balance Sheet Date	1.1
JV Permits	4.4(e)
Leased Real Property	4.19(b)
Leases	4.19(b)
Lehigh	Preamble
Losses	10.2(a)
LSCC	Preamble
Material Contracts	4.12(k)
Mexican Allocation Schedule	6.18(b)
Mexican Objection Notice	6.18(b)
Mexican Response Period	6.18(b)
Newco	Recitals
Notice of Disagreement	2.4(b)
Organizational Documents	4.1
Owned Intellectual Property	4.10(b)
Owned Real Property	4.19(a)
Paul, Weiss	3.1
Permits	4.11(b)
Piedras	Recitals
Post-Closing Employment Liabilities	6.13(i)
Post-Closing Insurance Claims	6.7

Term	Section
Pre-Closing Bonus Amount	6.13(g)
Purchase Price	2.1(b)
RCA	Recitals
Real Property	4.19(b)
Receivables Program	6.9(b)
Registered Intellectual Property	4.10(a)
Retained Names and Marks	6.5(a)
Sale Process NDA	6.2(c)
Schedules	Article 4
Section 338(h)(10) Elections	6.15(b)
Securities Act	5.11
Seller 401(k) Plans	6.13(j)
Seller FSA Plans	6.13(h)
Seller Indemnitee	10.2(c)
Seller Insurance Policies	6.7
Seller Portion	6.13(c)
Seller Released Party	11.15(a)
Seller Tax Contest	6.15(e)
Seller True-Up Amount	2.4(d)
Seller Wrong Pockets Contract	6.12(d)
Seller Wrong Pockets Items	6.12(e)
Sellers	Preamble
Sellers Counsel	6.20(a)
Sellers Releasing Parties	11.15(b)
Specified Matters Payment Amount	6.23
Specified Shared Contracts	6.12(c)
Statement	2.4(a)
Straddle Period	6.15(g)
Takeover Proposal	6.21
Termination Date	9.1(b)
Transferred FSA Balances	6.13(h)
Transferred Interests	Recitals
Transition Period	6.5(b)
Two Rivers Interests	Recitals
Two Rivers JV	Recitals
Unpaid Business Transaction Expenses	11.1
WARN Act	4.16(c)
Wrong Pockets Contracts	6.12(d)
Wrong Pockets Items	6.12(e)

1.3          Interpretive Provisions.  Unless the express context otherwise requires:

(a)          the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)          the terms “Dollars” and “$” mean United States Dollars;

(d)          references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)          wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          references herein to any gender shall include each other gender;

(g)          the word “or” shall be disjunctive but not exclusive;

(h)          references to “written” or “in writing” include in electronic form;

(i)          references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)          references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)          any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l)          references herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms hereof;

(m)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(n)          references herein to any Law mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(o)          references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(p)          if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(q)          references to the phrase “made available”, “provided”, “delivered” or words of similar import, with respect to any document or other information, shall mean that such document or information was made available for viewing by Buyer and its Representatives who have access to the “Project Thunder” data room hosted by Intralinks, as that site existed as of 5:00 p.m. (Pacific Time) on the date immediately preceding the date of this Agreement.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

2.1          Purchase and Sale of the Transferred Interests.

(a)          The “Estimated Purchase Price” shall be equal to:

(i)          $2,300,000,000;

(ii)          plus the Estimated True-Up Amount (if the Estimated True-Up Amount is a positive number);

(iii)          minus the absolute value of the Estimated True-Up Amount (if the Estimated True-Up Amount is a negative number);

(iv)          plus the Two Rivers Purchase Price; and

(v)          plus (so long as a JV Closing Deferral Event has not occurred with respect to the Allied Interests and the Allied ROFR has not been exercised), the Allied Purchase Price.

(b)          The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.4 (as so adjusted, the “Purchase Price”).

(c)          At the Closing, and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer and deliver, or cause to be sold, transferred or delivered, to Buyer, and Buyer shall purchase from the Sellers and Hanson Aggregates, as applicable, all of the Transferred Interests in exchange for (i) a cash payment at the Closing equal to the Estimated Purchase Price and (ii) any amounts payable to the Sellers pursuant to Section 2.4 (in the case of this clause (ii), if, as and when payable in accordance with Section 2.4); provided that, at Buyer’s election, at the Closing, Hanson Aggregates shall retain its Business Interests in Piedras, and such Business Interests shall not be directly transferred to Buyer (and Buyer shall instead acquire such Business Interests indirectly through its acquisition of the Business Interests in Hanson Aggregates).

2.2          Deliveries to Be Made Prior to the Closing Date.  At least two (2) Business Days prior to the scheduled Closing Date, the Sellers shall deliver (or cause to be delivered):

(a)          to Buyer, a preliminary statement that sets forth the Sellers’ good faith estimates of (i) the Closing Adjustment Amount and the resulting estimated Adjustment Amount Surplus or Adjustment Amount Deficit, if any, (ii) the amount of Unpaid Business Transaction Expenses, (iii) the amount of Closing Cash, (iv) the amount of Closing Indebtedness and (v) the True-Up Amount resulting therefrom (the “Estimated True-Up Amount”), in each case, prepared in accordance with the Accounting Methodologies, if applicable, and this Agreement, and, based upon the foregoing, the resulting calculation of the Estimated Purchase

Price, accompanied by supporting documentation reasonably satisfactory to Buyer for the estimates and calculations contained therein;

(b)          to Buyer, instructions with respect to the payment of the Unpaid Business Transaction Expenses, including the names of each Person to which such Unpaid Business Transaction Expenses is owed, the amounts owed to such Person and the bank account or bank accounts to which such amounts are to be paid.

2.3          Transactions to Be Effected at the Closing.  At the Closing, the following transactions shall be effected:

(a)          Buyer shall deliver (or cause to be delivered):

(i)          to the Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price;

(ii)          to such parties to whom any Unpaid Business Transaction Expenses are payable pursuant to the instruction delivered pursuant to Section 2.2(b), by wire transfer of immediately available funds to such bank account or bank accounts designated pursuant to Section 2.2(b), the applicable amount set forth in the instruction delivered pursuant to Section 2.2(b);

(iii)          to the Sellers, the certificate contemplated by Section 8.3; and

(iv)          to the Sellers a duly executed counterpart to each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party.

(b)          the Sellers shall deliver (or cause to be delivered):

(i)          to Buyer, appropriate instruments of transfer, including the Piedras Transfer Agreement, and subject to the proviso in Section 2.1(c), evidencing the transfer of the Transferred Interests to Buyer;

(ii)          to Buyer, certificates representing the issued and outstanding shares of capital stock of any of the Business Subsidiaries (to the extent such shares are certificated);

(iii)          to Buyer, the certificates contemplated by Section 7.3;

(iv)          to Buyer, the certificates and documents contemplated by Section 6.15(b)(i) and (h); and

(v)          to Buyer a duly executed counterpart to each of the Ancillary Agreements to which the Sellers or any of their Affiliates is a party;

(c)          LSCC shall assign the Business JV Commercial Agreements relating to the Two Rivers JV to Buyer, to the extent assignment is permitted under the terms thereof or consent to assignment has been obtained;

(d)          so long as a JV Closing Deferral Event has not occurred with respect to the Allied Interests and the Allied ROFR has not been exercised, Lehigh shall assign the Business JV Commercial Agreements relating to the Allied JV to Buyer, to the extent assignment is permitted under the terms thereof or consent to assignment has been obtained.

2.4          Post-Closing Adjustment.

(a)          Within ninety (90) days after the Closing Date, Buyer shall deliver (or shall cause to be delivered) to the Sellers a statement (the “Statement”), together with reasonable supporting documentation of the calculations contained therein, of (i) the True-Up Amount and each component thereof and (ii) based on the foregoing, the Purchase Price.  Buyer shall not amend, supplement or modify the Statement following its delivery to the Sellers.

(b)          The Statement shall become final and binding upon all of the parties hereto at 5:00 p.m. in New York, New York on the forty-fifth (45th) day following the date on which the Statement was timely delivered by Buyer to the Sellers within the applicable number of days as set forth in Section 2.4(a), unless the Sellers deliver written notice of their disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such time.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with this Section 2.4(b)) shall become final and binding upon the Sellers and Buyer on the earlier of (i) the date the Sellers and Buyer resolve in writing any and all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) if any differences remain that the Sellers and Buyer are unable to resolve following the fourteen (14)-day period referred to below, the date any such remaining disputed matters are finally resolved in writing by the Independent Accountant.  During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If at the end of such fourteen (14)-day period the Sellers and Buyer have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following such fourteen (14)-day period, the Sellers and Buyer shall submit to the Independent Accountant for resolution, in accordance with the standards set forth in this Section 2.4, only matters that remain in dispute.  The Sellers and Buyer shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission.  The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement.  The Independent Accountant’s decision shall be based solely on written submissions by the Sellers and Buyer and their respective Representatives and not by independent review and, absent fraud, intentional misconduct or manifest error, shall be final and binding on all of the parties hereto.  The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced.  The fees, costs and expenses of the Independent Accountant and the American Arbitration Association, if applicable, incurred pursuant to this Section 2.4 shall be borne pro rata as between the Sellers, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Independent Accountant of the disputed items weighted in relation to the claims made by the Sellers and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.  For example, if Buyer claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Sellers and if the Independent Accountant ultimately resolves the dispute by awarding to Buyer an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant and the American Arbitration Association, if applicable, will be allocated 30% (i.e., 300 ÷ 1,000) to the Sellers and 70% (i.e., 700 ÷ 1,000) to Buyer.

(c)          As used herein, “Final True-Up Amount” means (i) if the Sellers fail to deliver a Notice of Disagreement in accordance with Section 2.4(b), the True-Up Amount as set forth in the Statement or (ii) if the True-Up Amount is resolved by Buyer and the Sellers and/or by submission of any disputes to the Independent Accountant, as contemplated by Section 2.4(b), the True-Up Amount as so resolved.

(d)          Upon the determination of the Final True-Up Amount in accordance with Section 2.4(b), (i) if the Final True-Up Amount exceeds the Estimated True-Up Amount (any such excess, the “Seller True-Up Amount”), within five (5) Business Days after the Final True-Up Amount is determined, Buyer shall pay to the Sellers, by wire transfer of immediately available funds, an amount equal to the Seller True-Up Amount, (ii) if the Estimated True-Up Amount exceeds the Final True-Up Amount (any such excess, the “Buyer True-Up Amount”), within five (5) Business Days after the Final True-Up Amount is determined, the Sellers shall pay to Buyer, by wire transfer of immediately available funds, an amount equal to the Buyer True-Up Amount or (iii) if the Final True-Up Amount equals the Estimated True-Up Amount, then no payment shall be required pursuant to this Section 2.4(d).  Upon payment of the amounts provided in this Section 2.4(d), none of the parties hereto may make or assert any claim under this Section 2.4.

(e)          No actions taken by Buyer on its own behalf or on behalf of the Business Companies, on or following the Closing Date, shall be given effect for purposes of determining the True-Up Amount or any component thereof.  During the period of time from and after the Closing Date through the final determination and payment of any Seller True-Up Amount or Buyer True-Up Amount in accordance with this Section 2.4, Buyer shall afford, and shall cause the Business Companies to afford, to the Sellers, their respective Representatives and any accountants, counsel or financial advisers retained by the Sellers in connection with the review of the True-Up Amount or any component thereof in accordance with this Section 2.4, reasonable access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, Representatives (including the Business Companies’ accountants, subject to the execution of customary non-reliance letters) and records of the Business Companies and such Representatives (including the work papers of the Business Companies’ accountants, subject to the execution of customary non-reliance letters) relevant to the review of the Statement and Buyer’s determination of the True-Up Amount or any component thereof in accordance with this Section 2.4.

(f)          Buyer and the Sellers agree to treat any payment made under this Section 2.4 as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required pursuant to a Final Determination.

ARTICLE 3

THE CLOSING

3.1          Closing; Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton &

Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m. local time, on the first Business Day of the month which occurs immediately following the date that is the first (1st) Business Day after the date that all of the conditions to the Closing set forth in Articles 7 and 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers and Buyer may agree in writing; provided, however, that if the exercise period for the Allied ROFR has not lapsed or been waived on or prior to such date (a “JV Closing Deferral Event”), then the Closing shall nevertheless occur but the Allied Interests shall not be delivered by the Sellers to Buyer at Closing and the Estimated Purchase Price shall not include the Allied Purchase Price and, from and after the Closing, the Sellers and Buyer shall continue to comply with their obligations under this Agreement with respect to the Allied Interests and Allied JV until the earlier of the date that: (a) the applicable JV Closing Deferral Event has ended (in which event the Allied Interests will be transferred, and the applicable Business JV Commercial Agreements will be assigned (to the extent assignment is permitted under the terms thereof or consent to assignment has been obtained), to Buyer in exchange for the Allied Purchase Price, no later than five (5) Business Days following the date the applicable JV Closing Deferral Event ends) or (b) the Allied ROFR has been exercised (in which event all obligations of the Sellers and Buyer hereunder with respect to the Allied Interests and the business of the Allied JV shall terminate).  The date upon which the Closing occurs is referred to herein as the “Closing Date.”  Delivery all documents to be delivered at Closing as specified in Section 2.3 hereof shall be effectuated by electronic delivery thereof, signed by a duly authorized officer on behalf of the applicable party as provided for in the applicable document(s) being signed by each such party.

3.2          Withholding.

(a)          Notwithstanding anything in this Agreement to the contrary, and other than with respect to the transfer of the Business Interests of Piedras, Buyer shall be entitled to deduct and withhold (or cause to be deducted or withheld) any amounts otherwise payable pursuant to this Agreement to the extent required under applicable Law, and shall pay such amounts so deducted or withheld to the applicable Governmental Authority; provided, that, except with respect to any deduction or withholding required as a result of a failure of the Sellers to deliver the certificates contemplated by Section 6.15(h), prior to deducting or withholding any amounts, Buyer shall notify Sellers of any proposed withholding or deduction and provide Sellers reasonable opportunity to provide any certificates or forms to reduce or eliminate any such withholding or deduction. Any such amounts so deducted or withheld shall be treated for all purposes of this Agreement as paid to the Person in respect of which such deduction or withholding was made

(b)          With respect to the transfer of the Business Interests of Piedras, Buyer agrees not to withhold or deduct any Taxes from the Purchase Price to be paid to the Sellers. The Sellers may at their sole discretion determine whether the Sellers elect to pay Taxes on a net gain basis under Article 161, paragraph 6 of the Mexican Ley del Impuesto sobre la Renta.  Irrespective of whether the Sellers elect to pay Taxes on a net gain basis, the Sellers shall deliver the following to Buyer: (i) evidence of the appointment of a legal representative of the Sellers within fifteen (15) Business Days following the Closing Date for purposes of payment of such Taxes, (ii) within three (3) Business Days after filing of the corresponding income Tax Return, a copy thereof (provided, that such income Tax Return will be filed within fifteen (15) Business Days following the Closing Date), (iii) within three (3) Business Days after filing thereof, a copy of official form 40 (Carta de Presentación del Dictamen Fiscal) and the tax report

(dictamen fiscal) submitted to the Mexican Tax Governmental Authorities (provided, that such official form and tax report will be filed within thirty (30) Business Days following the date of filing of the income Tax Return under clause (ii)); provided, that clause (iii) will only be applicable to the extent the Sellers elect to pay Taxes on a net gain basis.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules delivered by or on behalf of the Sellers to Buyer on the date hereof concurrently with the execution of this Agreement (the “Schedules”), and subject to Section 11.6(a), the Sellers hereby represent and warrant to Buyer as follows:

4.1          Organization and Qualification.  Each of the Sellers is duly formed, validly existing and in good standing under the laws of the state of its formation or incorporation.  Each Business Company is duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof) under the laws of the state of its organization.  The Sellers and the Business Companies have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their respective business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Seller and Business Company has been qualified, licensed or registered to transact business as a foreign corporation or limited liability company, as applicable, and each is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Sellers have made available to Buyer correct and complete copies of the limited liability company agreements, certificates of incorporation, equityholders agreements, bylaws or equivalent organizational documents (the “Organizational Documents”) for each Business Company as in effect on the date hereof.

4.2          Capitalization of the Transferred Entities.  Schedule 4.2 sets forth a correct and complete list of the authorized (to the extent applicable), issued and outstanding limited liability company interests of the Transferred Entities.  There are no other limited liability company interests or other equity securities of the Transferred Entities authorized (to the extent applicable), issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments relating to the limited liability company interests of, or other equity or voting interest in, the Transferred Entities, to which the Transferred Entities is a party or is bound requiring the issuance, delivery or sale of limited liability company interests or other equity securities of the Transferred Entities.  Each of the issued and outstanding limited liability company interests or other equity interests, as applicable, of each Transferred Entity is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and is directly owned of record by the Sellers, free and clear of any Encumbrances other than (i) Encumbrances relating to the transferability of securities under applicable securities Laws and (ii) Encumbrances created by Buyer’s or its Affiliates’ acts.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the limited liability company interests of, or other equity or voting interest in, the Transferred Entities to which any of the Transferred Entities is a party or is bound.  The Transferred Entities have no authorized or outstanding bonds, debentures, notes or other indebtedness (A) the holders of which have the right to vote or (B) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with the members of any of the Transferred Entities on any matter.  There are no Contracts to which any of the Transferred Entities is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any limited liability company interests of, or other equity or voting interest in, such Transferred Entity or (y) vote or dispose of any limited liability company interests of, or other equity or voting interest in, such Transferred Entity.  There are no irrevocable proxies and no voting agreements with respect to any limited liability company interests of, or other equity or voting interest in, the Transferred Entities.

4.3          Subsidiaries.

(a)          Schedule 4.3(a) sets forth a correct and complete list of the name and jurisdiction of each of the Business Companies (other than the Transferred Entities) (each, a “Business Subsidiary,” and, collectively, the “Business Subsidiaries”) and the authorized, issued and outstanding capital stock or other equity interests, as applicable, of each Business Subsidiary.  Each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Business Subsidiary is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable) and is directly owned of record by the Transferred Entities or a Business Subsidiary, free and clear of any Encumbrances other than (i) Encumbrances relating to the transferability of securities under applicable securities Laws and (ii) Encumbrances created by Buyer’s or its Affiliates’ acts.  There are no other capital stock or equity securities of any Business Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments to which any Business Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or other equity interests of any Business Subsidiary.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Business Subsidiary to which the Transferred Entities or a Business Subsidiary is a party or bound.  No Business Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness (A) the holders of which have the right to vote or (B) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with the equity holders of such Business Subsidiary on any matter.  There are no Contracts to which the Transferred Entities or any Business Subsidiary is a party or by which the Transferred Entities or any Business Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Business Subsidiary or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Business Subsidiary.  There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Business Subsidiary.

(b)          Neither the Transferred Entities nor any Business Company owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Business Company or a Business JV).

4.4          Business JVs.

(a)          The Business JVs are duly incorporated or organized, as applicable, validly existing and in good standing (or the equivalent thereof) under the laws of the state of their incorporation or organization, except, in each case, where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  The Business JVs have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their respective business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  Each of the Business JVs has been qualified, licensed or registered to transact business as a foreign corporation or limited liability company, as applicable, and each is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  The Sellers have made available to Buyer correct and complete copies of the Organizational Documents for the Business JVs as in effect on the date hereof.

(b)          Schedule 4.4(b) sets forth a correct and complete list of (i) the jurisdiction of formation, (ii) the number of authorized (to the extent applicable), issued and outstanding capital stock or other equity interests of the Business JVs and (iii) the number of issued and outstanding capital stock or other equity interests of the Business JVs held, directly or indirectly, by the Sellers (assuming that the Allied ROFR is not exercised) and, to the knowledge of the Sellers, the name, as of the date hereof, of the other equityholder(s) thereof.  To the knowledge of the Sellers, each of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each of the Business JVs is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable).  The outstanding shares of capital stock or other equity interest of the Business JVs owned of record by the Sellers or a Business Subsidiary as set forth on Schedule 4.4(b) are owned free and clear of any Encumbrances other than (i) Encumbrances relating to the transferability of securities under applicable securities Laws and (ii) Encumbrances created by Buyer’s or its Affiliates’ acts.  To the knowledge of the Sellers, there are no other authorized, issued, reserved for issuance or outstanding equity interests of the Business JVs and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments to which any Business JV is a party or may be bound requiring the issuance, delivery or sale of capital stock or other equity interests of any Business JV, or any other agreements relating to the sale, issuance or voting of any equity interests or units of the Business JVs or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any capital stock or other equity interests of the Business JVs.

(c)          The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Sellers and performance by the Sellers of their respective obligations hereunder and thereunder: (i) do not result in any violation of the Organizational Documents of the Business JVs; (ii) do not conflict with, result in a breach of any of the terms or provisions of, constitute a default (with or without notice or lapse of time or both) under, give rise to any right of purchase, termination, amendment, acceleration or cancellation under, or require the consent of or notice to any Person under any Business JV Commercial Agreement or any JV Permit; (iii) do not result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of any Business JV; and (iv) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Business JVs or any of their respective properties, other than, in the case of the foregoing clauses (ii) through (iv), with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.

(d)          To the knowledge of the Sellers, the Business JVs are not, and since January 1, 2019 have not been, conducting their respective businesses in violation of any applicable Law, except such violations which would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  To the knowledge of the Sellers, since January 1, 2019, no Business JV (i) has received any written notification or communication from any Governmental Authority asserting that such Business JV is not in compliance with any applicable Law or (ii) entered into or been subject to any Order, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.

(e)          To the knowledge of the Sellers, each of the Business JVs has all material consents, authorizations, registrations, qualifications, certificates, licenses, permits and rights necessary for the lawful conduct of its business as presently conducted, or the lawful ownership of properties and assets or the operation of its business as conducted on the date hereof (the “JV Permits”).  To the knowledge of the Sellers, the JV Permits are in full force and effect, and the Business JVs are not in violation of any of the JV Permits, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  To the knowledge of the Sellers, no event has occurred, and no Action is pending or threatened, which allows, or upon the giving of notice or passage of time or both would allow, or otherwise give rise to, the revocation or termination of any such Permit, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.

(f)          To the knowledge of the Sellers, there are no Actions pending or threatened against the Business JVs or any portion of their respective properties or assets by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole.  None of the Business JVs is subject to any material unsatisfied Order.

(g)          Schedule 4.4(g) sets forth a correct and complete list, as of the date hereof, of all Contracts between the Sellers and their Affiliates (other than the Business Companies), on the one hand, and the Business JVs or an equityholder of the Business JVs, on the other hand, relating to the Business JVs, other than the Organizational Documents for the Business JVs (the “Business JV Commercial Agreements”), correct and complete copies of which have been provided to Buyer.

(h)          Schedule 4.4(h) sets forth correct and complete copies of the Business JV Financial Statements received by the Sellers from the Business JVs.  To the knowledge of the Sellers, the Business JV Financial Statements fairly present in all material respects the financial position of the Business JVs as of the respective dates thereof, and the results of their operations for the periods indicated in accordance with IFRS applied on a consistent basis, subject to normal year-end audit adjustments and the absence of related notes and have been prepared from the books and records of the Business JVs.  To the knowledge of the Sellers, except (i) as set forth in the Business JV Financial Statements, (ii) for liabilities incurred in the ordinary course of business since March 31, 2021 and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Business Companies and the Business JVs, taken as a whole, the Business JVs do not have any liabilities or obligations (whether known or unknown, contingent or otherwise).

(i)          Notwithstanding the foregoing, if the Allied ROFR is exercised, then the representations and warranties in this Section 4.4 will be deemed to have not been made with respect to the Allied JV as of the date hereof or as of the Closing Date.

(j)          The representations and warranties set forth in this Section 4.4 and in Section 4.14(l) are the exclusive representations and warranties made by the Sellers with respect to the Business JVs.

4.5          Authority; Binding Obligation.  Each Seller has the requisite authority and power to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Sellers are party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required limited liability company action on the part of the Sellers and no other limited liability company proceedings on the part of the Sellers are required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Sellers are party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which the Sellers are party have been duly executed and delivered by the Sellers and, assuming that this Agreement and the Ancillary Agreements to which Buyer is party constitute the legal, valid and binding obligations of Buyer, constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.6          No Defaults or Conflicts.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Sellers and performance by the Sellers of their respective obligations hereunder and thereunder: (a) do not conflict with or result in any violation of the Organizational Documents of the Sellers or any Business Company; (b) do not conflict with, result in a breach of any of the terms or provisions of, constitute a default (with or without notice or lapse of time or both) under, give rise to any right of purchase, termination, amendment, acceleration or cancellation under, or require the consent of or notice to any Person under any Contract, Lease or Permit to which any Business Company is a party or by which any of the properties or assets of a Business Company are bound; (c) do not result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of any Business Company; and (d) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Sellers or the Business Companies or any of their respective properties, other than, in the case of the foregoing clauses (b) through (d), with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.7          No Governmental Authorization Required.  Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Sellers in connection with the due execution, delivery and performance by the Sellers of this Agreement or the Ancillary Agreements and the consummation by the Sellers of the transactions contemplated hereby or thereby, other than authorizations, approvals, notices or filings with any Governmental Authority that (x) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (y) are necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates.

4.8          Financial Statements.

(a)          Schedule 4.8(a) sets forth correct and complete copies of the Financial Statements.  The Financial Statements fairly present in all material respects the financial position of the Business Companies as of the respective dates thereof, and the results of their operations for the periods indicated in accordance with IFRS applied on a consistent basis, subject to normal year-end audit adjustments and the absence of related notes, and have been prepared from the books and records of the Transferred Entities; provided, however, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that (i) the Business Companies have not operated on a separate stand-alone basis and have historically been reported within Sellers’ or their Affiliates’ combined financial statements, (ii) the Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business Companies would incur on a stand-alone basis, and (iii) the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business Companies will be in the future; provided, further, that the foregoing representations and warranties shall not apply to Exhibit B to the Financial Statements.  Buyer acknowledges that the Financial Statements (A) have been prepared by the Sellers as a basis for presenting the financial condition of the Business Companies as of the respective dates thereof and (B) have not been reviewed by the Sellers’ auditors.

(b)          Except (i) as set forth in the Financial Statements, (ii) for liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet (including future performance under any executory Contract) and (iii) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Business Companies do not have any liabilities or obligations (whether known or unknown, contingent or otherwise).

(c)          The Business Companies maintain a system of internal accounting controls that are reasonably designed to provide reasonable assurance that all transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorizations and (ii) recorded as necessary to permit materially correct preparation of financial statements in accordance with IFRS.  Since January 1, 2018, no director, manager or officer of any Business Company or, to the knowledge of the Sellers, auditor or accountant thereof, has obtained knowledge of (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Business Companies or their respective internal accounting controls or (B) any fraud that involves any director, manager or officer of any Business Company.

4.9          Absence of Certain Changes or Events.

(a)          During the period from the date of the Interim Balance Sheet to the date of this Agreement, the Business has been conducted in the ordinary course of business and the Business Companies have not engaged in any of the activities that, if taken during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, would be prohibited by Section 6.1(d), (e), (f), (g), (i), (j), (l), (n), (o) or (p) of this Agreement.

(b)          Since the date of the Interim Balance Sheet, there has been no event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10          Intellectual Property.

(a)          Schedule 4.10(a) sets forth a correct and complete list of all material Intellectual Property owned by the Business Companies that is registered or subject to a pending application for registration or issuance (collectively, the “Registered Intellectual Property”).

(b)          One of the Business Companies (i) is the sole and exclusive owner of all right, title and interest in and to all Business Intellectual Property owned by the Business Companies (collectively, the “Owned Intellectual Property”) and (ii) owns, is licensed to use or otherwise has the right to use all Business Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, subject to applicable IP Licenses, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All of the Registered Intellectual Property is subsisting and, to the knowledge of the Sellers, valid and enforceable.

(c)          (i) To the knowledge of the Sellers, the conduct of the Business as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party and (ii) no claim is pending or has been asserted in writing since January 1, 2019 against any Business Company or any of its Affiliates that the conduct of the Business as currently conducted infringes upon or misappropriates any Intellectual Property rights of a third party, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          To the knowledge of the Sellers, no Person is infringing or violating any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Since January 1, 2019, there has been no claim of infringement, misappropriation or violation of any Owned Intellectual Property pending or threatened in writing by any Business Company against any third party, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)          The Business Companies and its Affiliates have taken commercially reasonable measures to (i) protect the confidentiality of the trade secrets, Customer Data, Personal Data or other non-public information collected by the Business Companies and other confidential information of the Business Companies and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)          To the knowledge of the Sellers, no current or former employee, consultant or contractor of any Business Company or any of its Affiliates has made any written claim of ownership or right, in whole or in part, to any Owned Intellectual Property or has asserted in a legal proceeding against any Business Company or any of its Affiliates any such claim of ownership or right, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g)          The Business Companies and its Affiliates have taken reasonable measures to preserve and maintain the performance and security of the IT Systems used by the Business, and such IT Systems are in good repair and operating condition.  Since January 1, 2019, such IT Systems have not suffered any loss of data or breaches that have resulted in (x) the unauthorized disclosure or loss of any Customer Data, including Personal Data, or (y) a third party obtaining unauthorized access to any such Customer Data, including Personal Data, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Business Companies and their Affiliates have implemented commercially reasonable backup, security and disaster recovery procedures for protection of Customer Data and other Personal Data or non-public information collected by or on behalf of the Business.

(h)          At all times since January 1, 2019, the Business has been operated and conducted in compliance with all applicable contractual and legal requirements, and all applicable privacy policies, in each case pertaining to data protection, information privacy and security, and information collection and use, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Customer Data, including Personal Data, collected, stored and processed in the operation and conduct of the Business as currently conducted can be used by the Business Companies immediately after the Closing in the manner currently used in the Business in all material respects.  Since January 1, 2019, (i) to the knowledge of the Sellers, no Person has made any illegal or unauthorized use of Customer Data, including Personal Data or non-public information that was so collected by or on behalf of the Business, and (ii) no Business Company or any of its Affiliates has been legally required to provide any notices to data owners in connection with a disclosure of Customer Data, including Personal Data collected by or on behalf of the Business, nor has any of them provided any such notice, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no claims pending or threatened in writing against any Business Company or relating to the Business alleging a violation by any of the Business Companies or any of its Affiliates of any Person’s Customer Data or other Personal Data, privacy or data rights, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.11          Compliance with the Laws; Permits.

(a)          The Business is not being, and since January 1, 2019 has not been, conducted in violation of any applicable Law, except such violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Since January 1, 2019, none of the Sellers or any Business Company (i) has received any written notification or communication from any Governmental Authority asserting that any Business Company is not in compliance with any applicable Law or (ii) entered into or been subject to any Order, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          The Business Companies have all material consents, authorizations, registrations, qualifications, certificates, licenses, permits and rights necessary for the lawful conduct of the Business as presently conducted, or the lawful ownership of properties and assets or the operation of the Business as conducted on the date hereof (collectively, “Permits”).  All such Permits are in full force and effect, and no Business Company is in violation of any such Permit, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No event has occurred, and no Action is pending or, to the knowledge of the Sellers, threatened, which allows, or upon the giving of notice or passage of time or both would allow, or otherwise give rise to, the revocation or termination of any such Permit, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          No representation or warranty is given under this Section 4.11 with respect to Taxes or Environmental Laws, which matters are covered under Sections 4.14 and 4.17, respectively.

4.12          Material Contracts.  Schedule 4.12 sets forth a correct and complete list, as of the date hereof, of all Contracts (other than Seller Company Plans, Leases and purchase orders) to which any Business Company is a party or by which their respective assets, property or business are bound or subject, and:

(a)          under which any Business Company has made payments of more than $1,000,000 in the fiscal year ended December 31, 2020, except for any Contract (i) with a term of less than one (1) year or (ii) that may be cancelled without penalty or termination payments by any Business Company upon notice of sixty (60) days or less;

(b)          under which any Business Company has received payments of more than $1,000,000 in the fiscal year ended December 31, 2020, except for any Contract (i) with a term of less than one (1) year or (ii) that may be cancelled without penalty or termination payments by any Business Company upon notice of sixty (60) days or less;

(c)          which relate to Indebtedness;

(d)          which are partnership, joint venture or similar agreements;

(e)          which are Contracts regarding acquisitions or dispositions of material assets or properties (including capital stock) of the Business or any Business Company, or a merger, consolidation, business combination or similar transaction to the extent any Business Company still has any material remaining rights, obligations or liabilities thereunder;

(f)          under which any Business Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or similar right to any third party, or which contain a “most favored nation” clause or covenant not to compete or which otherwise restricts the ability of any Business Company to engage in any business;

(g)          under which any Business Company has granted any option or a right of first refusal, right of first offer or similar preferential right to purchase or acquire any material asset of any Business Company (other than supply agreements relating to the sale of inventory by a Business Company) to any third party;

(h)          which requires any Business Company to make any capital commitment or capital expenditures in excess of $1,000,000 in any year;

(i)          which is a Shared Contract;

(j)          which are Contracts to acquire or dispose of any material Real Property to the extent any Business Company still has any material remaining rights, obligations or liabilities thereunder (including but not limited to any Contracts that contain any option, right of first offer or right of first refusal in favor of any Person, in each case, with respect to any material Real Property); or

(k)          which are IP Licenses (collectively, the Contracts listed on Schedule 4.12, together with any Contract entered into after the date hereof that would have been required to have been listed on Schedule 4.12 if in effect on the date hereof, are referred to herein as the “Material Contracts”).

With respect to all Material Contracts, neither the Business Companies nor, to the knowledge of the Sellers, any other party to any such Material Contract is in breach thereof or default thereunder and, to the knowledge of the Sellers, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by any Business Company or, to the knowledge of the Sellers, any other party to such Material Contract, in each case except for such breaches, defaults and events which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Correct and complete copies of all Material Contracts have been made available to Buyer.

4.13          Litigation.  There are no Actions pending or, to the knowledge of the Sellers, threatened against any Business Company or any portion of their respective properties or assets by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No Business Company is subject to any material unsatisfied Order.

4.14          Taxes.

(a)          All Tax Returns required to be filed with respect to the Business or by any Business Company have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, complete and correct in all respects, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Each Business Company has fully and timely paid all income and other material Taxes owed by it, regardless of whether such Taxes are shown to be due on the Tax Returns referred to in Section 4.14(a).

(c)          All deficiencies for Taxes asserted or assessed in writing with respect to the Business or against any Business Company have been fully and timely (taking into account applicable extensions) paid, settled or properly reflected in the Financial Statements in accordance with IFRS, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          No audit is pending or, to the knowledge of the Sellers, threatened in writing, that asserts as unpaid, a material amount of Taxes with respect to the Business or of any Business Company.

(e)          There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due with respect to the Business or of any Business Company for any taxable period, and no request for any such waiver or extension is currently pending, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)          No Business Company is liable for any Taxes of any other Person (i) as a result of being or having been at any time part of a consolidated, combined or unitary group or any group payment arrangement (other than a consolidated group of which

Lehigh Hanson, Inc. is the parent), (ii) as a result of transferee or successor liability or (iii) pursuant to a Contract (other than a customary commercial agreement the primary purpose of which does not relate to Taxes), in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g)          There are no Encumbrances for Taxes on the equity or assets of any Business Company, other than Permitted Encumbrances.

(h)          No Business Company has received written notice from a Governmental Authority that such Business Company is considered resident for Tax purposes (or liable to Tax) in a jurisdiction other than the jurisdictions in which such Business Company currently files Tax Returns.

(i)          No Business Company participates or has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)          No Business Company is subject to a closing agreement or other similar agreement with a Governmental Authority, or any private letter ruling, technical advice memorandum or similar agreement or ruling by a Governmental Authority, in each case that could affect the liability of the Business Companies for Taxes after the Closing.

(k)          No Business Company will be required to include any material items in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction disposition occurring prior to the Closing, (iii) a prepaid amount received, or deferred revenue accrued, prior to the Closing, or (iv) any intercompany transaction occurring prior to the Closing.

(l)          Each Partnership Entity has in effect a valid election under Section 754 of the Code.

(m)          Within the prior two years, no Business Company has participated in any transaction governed, or intended to be governed, by Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(n)          This Section 4.14 and Section 4.4, Section 4.15 and Section 4.16 constitute the exclusive representations and warranties of the Sellers with respect to Taxes.

4.15          Employee Benefit Plans.

(a)          Schedule 4.15(a) contains a correct and complete list of each Seller Company Plan, separately indicating with an asterisk which Seller Company Plans are Business Company Plans.

(b)          With respect to each Business Company Plan, the Sellers have made available to Buyer a correct and complete copy, to the extent applicable, of: (i) any related trust agreement; (ii) the most recent IRS opinion or determination letter; (iii) the most recent summary plan description; and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.  With respect to each Seller Company Plan (including any Business Company Plan), the Sellers have made available to Buyer the document(s) evidencing such Seller Company Plan, or, if no such document exists, a written summary of the material terms of such Seller Company Plan.

(c)          Each Seller Company Plan has been operated and administered in accordance with its terms and all applicable Laws, including ERISA and the Code except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as would not result in a Material Adverse Effect, each Business Company is in compliance with all Laws applicable to Benefit Plans.  Each Seller Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the knowledge of the Sellers nothing has occurred that would reasonably be expected to cause the loss of such qualification.

(d)          Except as set forth on Schedule 4.15(d), none of the Business Companies nor any ERISA Affiliate maintains, sponsors, participates in or contributes to, or is obligated to contribute to, or otherwise has incurred any obligation or liability (including any contingent liability) with respect to any (i) Multiemployer Plan, (ii) plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) multiple employer plan as defined in ERISA or Section 413(c) of the Code.  During the past six years, Sellers and their Affiliates have not made or suffered a “complete withdrawal” or a “partial withdrawal” (each as defined in ERISA) with respect to any Multiemployer Plan or its related trust, in each case, that has resulted in, or could reasonably be expected to result in, a liability of any Business Company.

(e)          For each Seller Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), no Business Company has any material liability with respect to, or obligation to provide, medical or death benefits to current or former employees of the Sellers or any of their Affiliates beyond their termination of employment (other than coverage mandated by Law), and no current or former Business Employee is entitled to any such benefits.

(f)          With respect to any Business Company Plan, as of the date hereof, no Actions (other than routine claims for benefits) are pending or, to the knowledge of the Sellers, threatened, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All payments and contributions required to have been made with respect to all Business Company Plans either have been timely made or, if not due, have been accrued in accordance with the terms of the applicable Business Company Plan (and any insurance contract funding any such plan) and applicable Law.

(g)          Except as set forth on Schedule 4.15(g), the consummation of the transactions contemplated by this Agreement shall not, alone or together with any other event or condition, (i) result in any payment becoming due to any current or former Business Employee, or current or former employee, officer, director or other service provider of the Business Companies or under any Business Company Plan, (ii) result in the acceleration of payment, vesting or funding of any benefits under any Seller Company Plan to any current or former Business Employee or current or former employee, officer, director or other service provider of the Business Companies or under any Business Company Plan, (iii) result in any forgiveness of any loans or indebtedness of any current or former Business Employee or any current or former employee, officer, director or other service provider of the Business Companies or under any Business Company Plan or (iv) result in the breach or violation of or default under, or limit Buyer’s and its Affiliates’ right to amend, modify or terminate, any Business Company Plans.  No current or former Business Employee or any current or former employee, officer, director or other service provider of the Business Companies, is entitled to any Tax gross-up, make whole or similar payment with respect to any Taxes or penalties imposed under Section 409A or 4999 of the Code or otherwise.

(h)          None of the Business Companies have applied for or received any loan under the Paycheck Protection Program under the CARES Act.  Schedule 4.15(h) sets forth as of the date hereof a correct and complete list of all elections that have been made (or are pending) and actions that have been taken (or are pending) by Sellers or any of the Business Companies pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or any similar legislation, regulation, rule or executive order.

(i)          No Business Company Plan, nor any trust which serves as a funding medium for any such Business Company Plan is, to the knowledge of the Sellers, currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than with respect to applications for determinations pending with the IRS.

4.16          Labor Relations.

(a)          Schedule 4.16(a) sets forth a correct and complete list of each union, works council or other collective labor arrangement or Contract of the Sellers or any of their Affiliates covering a Business Employee or to which any of the Business Companies is a party to or bound by (collectively the “Collective Bargaining Agreements”).  The Sellers have made available to Buyer a correct and complete copy of each Collective Bargaining Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require the Sellers or their Affiliates to inform, consult with or obtain the approval of any labor or trade unions, work councils, employee representatives or employees pursuant to the terms of any Collective Bargaining Agreement.

(b)          Schedule 4.16(b) contains a correct and complete list, as of five (5) Business Days prior to the date hereof, of each Business Employee’s name or, where the provision of such information is prohibited by Law, identification number, job title, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, annual salary or hourly wage rate, incentive compensation opportunities (including any equity-based incentive opportunities, if applicable), status as active or inactive, as well as each such Business Employee’s jurisdiction of employment and employing entity.  Schedule 4.16(b) also sets forth a list of all independent contractors of the Business Companies engaged on an individual basis (including individuals engaged through a corporate alter ego), setting forth name, service commencement date and fee arrangements.

(c)          Except as would not result in material liability to the Business: (i) since January 1, 2018, the Sellers and their Affiliates have not experienced any work stoppage, labor strike, slowdown or other material labor dispute or disruption with respect to any current or former Business Employees and, to the knowledge of the Sellers, none is threatened; (ii) there is no organizational effort currently being made or threatened by, or on behalf of, any labor or trade union, works council or other employee representative to organize any Business Employees; (iii) no demand for recognition of any Business Employees has been made by, or on behalf of, any labor or trade union, works council or other employee representative; (iv) no current or former Business Employee has been furloughed and has a right of reinstatement under applicable Law or any applicable Collective Bargaining Agreements or pursuant to any applicable personnel policies of the Business Companies, Sellers or their Affiliates; (v) since January 1, 2018, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Law (the “WARN Act”)) with respect to current or former Business Employees and there has not been any material change in compensation of the individuals listed in Schedule 4.16(b) (except for compensation increases and decreases in the ordinary course of business); and (vi) to the knowledge of the Sellers, there is no unfair labor practice charge or complaint against the Business Companies or, with respect to current or former Business Employees, the Sellers or their Affiliates pending before the National Labor Relations Board or any similar state agency.  There are no administrative charges, court complaints or arbitration or mediation proceedings against the Business Companies or, with respect to any current or former Business Employees only, the Sellers or their Affiliates concerning workman’s compensation, alleged employment discrimination or other employment-related matters, including, without limitation, equal employment opportunities, harassment, retaliation, overtime compensation, meal and break periods, safety or immigration or breach of any Law or contract pending or, to the knowledge of the Sellers, threatened before the U.S. Equal Employment Opportunity Commission, National Labor Relations Board or any other similar Governmental Authority.

(d)          Except as would not result in material liability to the Business, the Business Companies and, with respect to any current or former Business Employee, the Seller and their Affiliates have complied in all respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar Taxes and occupational safety and health.  Except as would not result in material liability to the Business, the Business Companies are not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(e)          Except as would not result in material liability to the Business, every person who has been paid or otherwise treated as an independent contractor by the Business Companies has been properly classified as an independent contractor.

(f)          The Business Companies have not been delinquent in any material respect with regard to payments for any wages, salaries, commissions, bonuses, fees or other compensation due for services performed for it by any employee or independent contractor.

(g)          Since January 1, 2018, no allegations or reports of sexual harassment or discrimination with respect to a protected classification, including, race and gender, hostile work environment or similar misconduct have been made to the Sellers or any of the Business Companies against a current or former Business Employee.

4.17          Environmental Matters.

(a)           (i) Each Business Company is, and since January 1, 2018 has been, in compliance with all applicable Environmental Laws and (ii) except as disclosed in the Financial Statements, no capital expenditure or other expense, nor any financial assurance instrument or commitment, is required for any Business Company to achieve or maintain compliance with any Environmental Law, except, in each such case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)          Each Business Company has obtained, and is, and since January 1, 2018 has been, in compliance with, all (i) consents, approvals, authorizations, registrations, qualifications, certificates, licenses and permits required under applicable Environmental Laws (“Environmental Permits”), and there are no pending or proposed changes any such Environmental Permits, or the terms or conditions thereof, that could reasonably be expected to be adverse to the operations of any Business Company and (ii) financial assurance instruments or guarantees required under any applicable Environmental Law or Environmental Permit for the operation of the Business as conducted at the relevant time, each of which is set forth on Schedule 6.10, except, in each such case of clause (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           There is no pending or threatened Environmental Claim against any Business Company or otherwise relating to any real property currently or formerly owned, leased or operated by any Business Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)          No Release of, or exposure to, any Hazardous Substance has occurred at, on, in, under or from the Real Property during the period the Sellers, the Business Companies or their Affiliates owned the Real Property (or, to the knowledge of the Sellers, prior to that period), or any third-party location, for which there is, or may be, an obligation or liability of a Business Company under or relating to any Environmental Law or any Environmental Permit, including to perform any investigation or remedial, response or monitoring action (or to pay for or contribute to the costs of such investigation or action), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)          The Sellers have made available to Buyer all material Environmental Reports prepared since January 1, 2018 and in the custody or reasonable control of any Seller or Business Company.

(f)          No Business Company has retained or assumed, either contractually or by operation of Law, any liabilities relating to any Environmental Law or any Environmental Permit, and there have been no other conditions, incidents or events relating to the operation of the Business, in each such case, that would reasonably be expected to form the basis of any Environmental Claim against any Business Company, except as would not, individually or in the aggregate, reasonably be expect to result in a Material Adverse Effect.

4.18          Insurance.  Schedule 4.18 sets forth, as of the date hereof, a correct and complete list of all material insurance policies covering the properties and assets of the Business Companies (excluding any self-insurance programs) (the “Insurance Policies”).  Correct and complete copies of all such Insurance Policies have been made available to Buyer.  All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full.  None of the Business Companies or any of their respective Affiliates are in material breach of or default under, and none of the Business Companies or any of their respective Affiliates have taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a material breach of or default under, or permit termination or modification of, any of the Insurance Policies.  None of the Sellers or their Affiliates have received either a written notice of cancellation or non-renewal of any Insurance Policy, and there are no material claims pending under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.19          Real Property.

(a)          Schedule 4.19(a) sets forth a correct and complete list as of the date hereof, of all of the real property owned by any of the Business Companies (such real property, the “Owned Real Property”).  The Business Companies have good and marketable title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances, except where the failure to have such title would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Schedule 4.19(b) contains a correct and complete list, as of the date hereof, of all material real property leased, subleased or licensed by the Business Companies (as lessees, sublessees or licensees) (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”) and each lease, sublease or license of the Leased Real Property under which the Business Companies lease, sublease or license the Leased Real Property (as lessee, sublessee or licensee), as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”).  Sellers have made available to Buyer a true and correct copy of each Lease.  With respect to each Lease, (i) a Business Company has a valid leasehold, subleasehold or license interest in the underlying Leased Real Property and such Lease is in full force and effect, (ii) no Business Company nor, to the knowledge of the Sellers, any other party to such Lease is in material breach thereof or default thereunder and (iii) there does not exist under such Lease any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Business Company or, to the knowledge of the Sellers, any other party thereto, in each case, except for such defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          Except as set forth on Schedule 4.19(c), no Business Company has (i) leased, subleased or licensed any Real Property (or any portion of any Real Property) to any Person or (ii) pledged, mortgaged, deeded in trust, collaterally assigned or similarly encumbered any interest in Real Property, which lease, sublease, license, pledge, mortgage, deed of trust, assignment or encumbrance is presently in effect.  Except for the Real Property and rights appurtenant or ancillary thereto, no Business Companies presently occupy, are legally obligated for, have an interest in, or otherwise use, any material real property.

(d)          To the knowledge of the Sellers, each Business Company has sufficient rights of access to, and sufficient utilities servicing, all Real Property for the conduct of the business as presently conducted, and there are no material pending or threatened Actions by any Governmental Authority or any other Person to cancel, terminate or modify such rights of access or utilities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no pending or, to the knowledge of the Sellers, threatened Action by any Governmental Authority to take, by condemnation or otherwise, any of the Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)          To the knowledge of the Sellers, neither the Sellers nor any of the Business Companies have received written notice of any material violation of, or material non-compliance with, any applicable Law as it relates to any Real Property, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.20          Sufficiency of Assets.  At the Closing, taking into account and giving effect to (a) all of the Ancillary Agreements (including the rights, benefits and services made available in the TSA and the Permanente Supply Agreement) and (b) the transfer of the assets listed in Schedule 6.19 and assuming all consents, set forth on Schedule 4.6, the Transferred Entities will own free and clear of all Encumbrances (other than Permitted Encumbrances) or have the valid right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties and rights (excluding any assets expressly retained by the Sellers pursuant to this Agreement or the Ancillary Agreements but expressly including all allowances or credits for carbon or other air emissions and, to the knowledge of the Sellers, all allocations, allowances or rights (contractual or otherwise) to water use or extraction) (i) necessary to conduct the Business in substantially the same manner in all material respects, taking into account ordinary wear and tear, as conducted as of the date of this Agreement and (ii) primarily used or held for use by the Sellers and their Affiliates in connection with the conduct of the Business as of the date of this Agreement.

4.21          Customers and Suppliers.  Schedule 4.21 sets forth (a) the top ten (10) customers of the Business Companies, based on the dollar amount of consolidated revenues earned by the Business Companies for the twelve (12)-month period ended on December 31, 2020 and (b) the top ten (10) suppliers of the Business Companies, based on aggregate total purchases by the Business Companies for the twelve (12)-month period ended on December 31, 2020.  As of the date hereof, no customer or supplier set forth on Schedule 4.21 has given any of the Business Companies written notice (or, to the knowledge of the Sellers, oral notice) that it intends to stop or materially decrease or materially alter the terms of its business with the Business Companies (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), excluding changes in purchases and sales in the ordinary course of business.

4.22          Affiliate Transactions.  Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business, no Business Company is a party to any agreement, business relationship or other arrangement with, or involving the making of any payment or extension or guarantee of credit to or for the benefit of, the Sellers or any of their Affiliates (other than the Business Companies), or any officer, member, partner or director of any Seller or any of their Affiliates or any member of any such individual’s immediate family.  Neither the Sellers nor any of their Affiliates (other than the Business Companies) owns or has any interest in or any right to acquire any interest in (a) any of the assets, properties or rights utilized by the Business Companies in the operation of the Business or (b) any properties that are adjacent to any Real Property (or hold any right to acquire any such property).

4.23          Brokers.  No broker, finder, agent or similar intermediary has acted for or on behalf of any Business Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Sellers or the Business Companies or any action taken by them.

4.24          Exclusivity of Representations.  The representations and warranties made by the Sellers in this Article 4 or in any certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by the Sellers.  None of the Sellers, the Business Companies, the Business JVs or any other Person has made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Sellers, the Business Companies and/or the Business JVs furnished or made available to Buyer or its Representatives, except as expressly set forth in this Article 4 or any certificate delivered pursuant to this Agreement, and neither the Sellers nor any other Person (including the Business

Companies, the Business JVs or any Representative of the Business Companies or the Business JVs) shall have or be subject to any liability to Buyer or any other Person, resulting from the use by Buyer of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby.  None of the Sellers, the Business Companies, the Business JVs or any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Business, any Business Company or the Business JVs (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and Buyer will not make or have any claim with respect thereto.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

5.1          Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of North Carolina.  Buyer has all requisite corporate power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby or under the Ancillary Agreements.

5.2          Authority; Binding Obligation.  Buyer has the requisite corporate authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby by Buyer.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of the Sellers, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3          No Defaults or Conflicts.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer and performance by Buyer of its obligations hereunder and thereunder (a) do not conflict with or result in any violation of the charter or by-laws or other constituent documents of Buyer, (b) do not conflict with, result in a breach of any of the terms or provisions of, constitute a default (with or without notice or lapse of time or both) under, give rise to any right of purchase, termination, amendment, acceleration or cancellation under, or require the consent of or notice to any Person under any Contract to Buyer is a party or by which any of its properties or assets are bound, (c) do not result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Buyer and (d) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over the properties of Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (d) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay the ability of Buyer to consummate the transactions contemplated hereby.

5.4          No Governmental Authorization Required.  Except for applicable requirements of Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby, other than authorizations, approvals, notices or filings with any Governmental Authority that if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair or materially delay the ability of Buyer to consummate the transactions contemplated hereby.

5.5          Brokers.  Other than Evercore Group L.L.C., Goldman Sachs & Co. LLC and JPMorgan Securities LLC, no broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Buyer or any action taken by Buyer.

5.6          Sufficient Funds.  As of the Closing Date, Buyer will have sufficient cash or other sources of immediately available funds (including available lines of credit) to pay all amounts payable by it pursuant to Article 2 and all of its fees and expenses incurred in connection with its consummation of the transactions contemplated by this Agreement.  Buyer confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or in connection with the transactions contemplated by this Agreement.

5.7          Antitrust Compliance.  As of the date of this Agreement, there is no material investment or transaction to which Buyer or its Affiliates is a party or in respect of which Buyer or any of its Affiliates has made any offer or entered into a binding agreement that would reasonably be expected to prevent or delay any filings or approvals required in connection with this Agreement and the transaction contemplated hereby under the applicable Antitrust Laws.

5.8          Solvency.  After giving effect to the Closing and the other transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties set forth in Article 4, Buyer and the Business Companies, on a consolidated basis (a) will be able to pay their debts as such debts become due, (b) will have capital sufficient to carry out their respective businesses as currently conducted and (c) will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their respective Indebtedness and other obligations as the same mature and become due.

5.9          Litigation.  There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any portion of its properties or assets by or before any Governmental Authority which seeks to prevent Buyer’s ability to consummate the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair, materially delay or prevent the ability of Buyer to consummate the transactions contemplated hereby.

5.10          Buyer’s Reliance.  Buyer acknowledges that none of the Sellers, the Business Companies, the Business JVs or any other Person has made, and Buyer has not relied on, any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Sellers, the Business Companies and/or the Business JVs furnished or made available to Buyer or its Representatives, except as expressly set forth in Article 4 of or any certificate delivered pursuant to this Agreement, and neither the Sellers nor any other Person (including the Business Companies, the Business JVs or any past, present or future Representative, Affiliate, incorporator, attorney or assignee of, and any financial advisor to, the Business Companies or the Business JVs) shall have or be subject to any liability to Buyer or any other Person, resulting from the use by Buyer of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Business Companies and their assets and the JV Interests (to the extent the Allied ROFR with respect to the Allied Interests has not been exercised) without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis; provided, however, that nothing in this Section 5.10 is intended to limit or modify the representations and warranties contained in Article 4 or any certificate delivered pursuant to this Agreement.  Buyer acknowledges that none of the Sellers, the Business Companies, the Business JVs or any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Business, any Business Company or the Business JVs (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and Buyer will not make or have any claim with respect thereto.

5.11          Investment Purpose.  Buyer is acquiring the Transferred Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution of Transferred Interests in violation of applicable federal, state or provincial securities Laws.  Buyer acknowledges that the Transferred Interests have not been registered under the Securities Act of 1933 (the “Securities Act”) or any other securities Laws, and that they may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.  Buyer is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

ARTICLE 6

COVENANTS

6.1          Conduct of the Business.  Except (i) as expressly contemplated by this Agreement or (ii) as otherwise set forth in Schedule 6.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, (x) the Sellers shall, and shall cause the Business Companies to, conduct the Business and, solely to the extent Sellers have a right, pursuant to the Organizational Documents of the Business JVs, shall cause the Business JVs to conduct the business of the Business JVs, in the ordinary course and use commercially reasonable efforts to (A) preserve intact their respective business organizations, (B) keep available the services of their employees and

(C) preserve the business relationships and goodwill with customers, suppliers and others having material business dealings with the Business or the Business JVs, except that, unless prohibited by clause (y)(a) through (q) below, the Sellers may, and may cause the Business Companies and the Business JVs to, take any commercially reasonable action in good faith to respond to any COVID-19 Measures, subject to prior consultation with Buyer, and (y) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Buyer shall respond as soon as reasonably practicable following receipt of a written request for such consent), Seller shall not permit the Business Companies to undertake and, solely to the extent Sellers have a right pursuant to the Organizational Documents of the Business JVs with respect thereto, shall not permit the Business JVs to undertake, any of the following actions:

(a)          issue, sell, grant or pledge, or authorize or propose the issuance, sale, granting or pledge of, redeem purchase or otherwise acquire, or amend the term of, (i) any limited liability company interests or shares of capital stock of any of the Business Companies or the Business JVs (including the Transferred Interests), or securities convertible into or exchangeable for any such limited liability company interests or shares, or any rights, warrants or options to acquire any such limited liability company interests, shares or other convertible securities of the Business Companies or the Business JVs or (ii) any other securities in respect of, in lieu of, or in substitution for limited liability company interests or shares of capital stock of any of the Business Companies or the Business JVs (including the Transferred Interests) outstanding on the date hereof;

(b)          declare, set aside, pay or make any non-cash dividend or distribution; provided, that nothing in this Agreement shall restrict the Sellers, any Business Company or any Business JV from declaring or paying any cash dividend or making any other cash distribution or “cash sweep” to the Business Companies or Sellers or their Affiliates prior to the Closing Date;

(c)          adopt any amendment to the Organizational Documents of the Business Companies or the Business JVs;

(d)          incur any Indebtedness that is not repaid at or prior to the Closing in excess of $500,000;

(e)          other than as required by the terms of any Seller Company Plan, as in effect on the date of this Agreement (or as modified in accordance with this Agreement) or applicable Law, (i) increase in any manner the rate or terms of compensation or benefits of any current or former Business Employees, other than base salary or wage increases in the ordinary course of business for Business Employees whose annual base salary or wage rate (annualized) is less than $100,000, (ii) grant or agree to grant any bonuses or incentive compensation or any change in control, severance, or retention compensation or benefits to any current or former Business Employees, other than for bonuses, incentive compensation or severance compensation or benefits granted in the ordinary course of business, (iii) enter into, terminate, adopt or amend any Business Company Plan, Collective Bargaining Agreement or any other agreement, arrangement, plan, policy, program or practice that would constitute a Business Company Plan or Collective Bargaining Agreement if it had been in effect as of the date hereof, or enter into, terminate, adopt or amend any Seller Company Plan that is not a Business Company Plan to the extent such change does not apply uniformly to Business Employees and other similarly situated employees of Sellers and their Affiliates, (iv) hire or terminate (other than for cause, as determined by Sellers in their reasonable discretion) or take any action, including transfers, that affect whether any person is classified as a Business Employee or (v) accelerate the vesting or payment of any compensation or benefits for any Business Employee under any Seller Company Plan, or change any assumptions relevant to the funding of any Business Company Plan; provided that, it shall not be a violation of clauses (i), (iii) or (iv) for Sellers and their Affiliates (A) to replace Business Employees who are terminated for cause or who voluntarily retire or resign in the ordinary course of business and where such replacement Business Employee receives compensation and benefits that are substantially similar to the compensation and benefits of such departed Business Employee or (B) to hire or terminate, in the ordinary course of business, Business Employees whose annual base salary or wage rate (annualized) is less than $100,000;

(f)          except for sales of inventory and dispositions of obsolete, worn-out or excess equipment or assets, in each case in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of the material property or assets of the Business Companies or the Business JVs;

(g)          make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business;

(h)          enter into, materially amend, assign, waive any rights or claims under, become subject to, or terminate (except for any termination upon expiration in accordance with the terms of such Material Contract or Lease) (i) any Material Contract described in clause (d), (f) or (g) of Section 4.12 or (ii) other than in the ordinary course of business, any other Material Contract or any Lease;

(i)          acquire, whether by merger, consolidation or otherwise, any operating business or equity interests of any Person, or purchase or lease any substantial assets or properties, or consummate the foregoing by any other manner, in each case, in a single transaction or a series of related transactions;

(j)          make any change in any method of accounting or auditing practice other than those required by applicable Law or IFRS;

(k)          enter into any transaction with an Affiliate (other than with the Business Companies and, subject to Section 6.1(e), employment relationships entered into in the ordinary course of business) that would be binding after Closing;

(l)          make or change any material Tax election, amend any material Tax Return, change any Tax accounting period or settle any material Tax claim relating to the Business or any Business Company;

(m)          enter into any commitment for any capital expenditure to be made following the Closing in excess of the amounts set forth on Schedule 6.1(m); provided, that the amounts set forth in rows 15 and 27 on Schedule 6.1(m) shall be deemed to be zero for purposes of this Section 6.1(m);

(n)          settle any pending or threatened litigation, proceeding or other Action, other than any settlement that is paid in full prior to the Closing or for an amount not in excess of $50,000 individually or $100,000 in the aggregate, in each case, that does not result in any continuing obligations (other than customary confidentiality obligations) of the Business Companies or the Business JVs and does not involve any injunctive or equitable relief, or impose restrictions (other than customary confidentiality obligations), on the Business Companies or the Business JVs;

(o)          subject any material asset or property to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing;

(p)          materially modify or amend, fail to renew, revoke or let lapse any material Permit, JV Permit or Environmental Permit or any financial assurance obligation or guarantee required to be held, maintained or placed by any Business Company, in each case, to the extent such modification, amendment, non-renewal, revocation or lapse is adverse to the Business Companies or the Business JVs; or

(q)          agree or commit to take any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, (i) nothing contained in this Agreement (A) will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Business, the Business Companies and/or the Business JVs prior to the Closing or (B) shall operate to prevent or restrict any act or omission by the Sellers, the Business Companies or the Business JVs the taking of which is required by applicable Law and (ii) prior to the Closing, (A) the Sellers and the Business Companies will exercise, consistent with the terms and conditions of this Agreement, control of the Business and (B) the Sellers will exercise, consistent with the terms and conditions of this Agreement, control of the Business JVs’ business.

6.2          Access to Information; Confidentiality; Public Announcements.

(a)          During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 9, the Sellers shall give Buyer and its authorized Representatives reasonable access during normal business hours to (x) all books, records, offices and other facilities and properties of each Business Company and each Business JV (in the case of the Business JVs, solely to the extent the Sellers have, or have the right to, such books, records, offices and other facilities and properties) and (y) personnel and employment records of Continuing Employees, in each case, as Buyer and its authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the Business or operations of the Business Companies or the Business JVs and none of Buyer nor any of its Affiliates shall, directly or indirectly, conduct or cause any subsurface or invasive sampling or testing of the Environment at the Real Property.  Notwithstanding anything to the contrary in this Agreement, none of the Sellers, the Business Companies or the Business JVs shall be required to disclose any information to Buyer, or its authorized Representatives, if doing so would (i) in the Sellers’ reasonable judgment, violate any Law to which any Seller, Business Company or Business JV is a party or to which any Seller, Business Company or Business JV is subject or (ii) result in the waiver of any legal privilege or work product protection of the Business Companies, the Business JVs or the Sellers; provided, however, that if any such access is not provided in reliance on this sentence, the Sellers shall provide Buyer with notice thereof and shall use commercially reasonable efforts to provide such disclosure in a manner which would not violate any such Law or result in the waiver of any such privilege or protection.

(b)          It is agreed that, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, neither Buyer nor any of its Affiliates shall contact any of the employees, customers or suppliers of the Business Companies or the Business JVs, whether in person or by telephone, mail or other means of communication, with respect to the transactions contemplated by this Agreement, the Business, the Business Companies or the Business JVs or their business without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)          Any information provided to or obtained by Buyer or its authorized Representatives pursuant to paragraphs (a) or (b) above shall be “Evaluation Material” (herein referred to as “Evaluation Material”) as defined in the Non-Disclosure Agreement, dated as of December 7, 2020, by and between Lehigh Hanson, Inc., on behalf of itself and the Sellers, and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein.  In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Evaluation Material in accordance with the terms thereof and the non-solicitation and no hire terms therein.  The Confidentiality Agreement shall terminate on the Closing Date to the extent the Evaluation Material relates to the Business, the Business Companies and the Business JVs; provided, however, that the terms and provisions of the Confidentiality Agreement that bind Buyer or its Affiliates with respect to any Evaluation Material that does not relate to the Business, the Business Companies or the Business JVs shall survive the Closing.  Within two Business Days after the date hereof, the Sellers shall request each counterparty (other than Buyer or any of its Affiliates) to a confidentiality agreement to which a Seller or any of its Affiliates is a party that was entered into with a potential purchaser of the Business or the JV Interests (or a material portion thereof) (a “Sale Process NDA”) to, and to cause such Person’s applicable Representatives to, promptly return or destroy all confidential information provided thereunder to the extent required by such Sale Process NDAs.  Prior to the termination of this Agreement, without Buyer’s prior written consent, the Sellers shall not release any third party from, or waive, amend or modify any provision of, any Sale Process NDA.  From and after the Closing, to the extent such Sale Process NDAs are not assigned to a Business Company prior to Closing, the Sellers agree to use, or cause their Affiliates to use, their commercially reasonable efforts to enforce their rights under any Sale Process NDA for the benefit of Buyer, as Buyer reasonably requests in writing, at the sole cost and expense of Buyer.

(d)          Buyer acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records (in whatever form or medium, including electronic copies) and financial and operational data (including Tax records) in respect of the Business Companies and the Business JVs relating to the period prior to the Closing in the possession of Buyer or its Affiliates (the “Books, Records and Data”) for a period of six (6) years from the Closing Date.  In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to the Business, any of the Business Companies or the Business JVs (other than adversary proceedings with Buyer or its Affiliates) and for purposes of compliance with securities, environmental, employment, Tax and other Laws and applicable stock exchange regulations, Buyer shall, upon reasonable notice, give the Sellers, their Affiliates and their respective authorized Representatives reasonable access (including the right to make, at the Sellers’ expense, copies) during normal business hours to examine, inspect and copy the Books, Records and Data; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Business Companies or the Business JVs.  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose any information to Sellers, their Affiliates or their respective authorized Representatives, if doing so would (i) in Buyer’s reasonable judgment, violate any Law to which

Buyer or any Business Company or Business JV is a party or to which Buyer or any Business Company or Business JV is subject or (ii) result in the waiver of any legal privilege or work product protection of the Business Companies, the Business JVs or Buyer; provided, however, that if any such access is not provided in reliance on this sentence, Buyer shall provide the Sellers with notice thereof and shall use commercially reasonable efforts to provide such disclosure in a manner which would not violate any such Law or result in the waiver of any such privilege or protection.  If Buyer or any of its Affiliates (including the Business Companies and the Business JVs (to the extent in Buyer’s control) after the Closing) wishes to destroy the Books, Records and Data after the time specified above, Buyer shall first give 30 days’ prior written notice to the Sellers, and the Sellers shall have the right at their option and expense, upon prior written notice given to Buyer within that 30-day period, to take possession of the Books, Records and Data within 30 days after the date of the Sellers’ notice to Buyer.

(e)          No party will issue or cause the publication of any press release, statement, report or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release, statement, report or public announcement to the extent that (i) such disclosure is upon advice of counsel required by Law or the rules and regulations of any securities exchange, in which case the party making such determination will, if reasonably practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or publication or (ii) the information therein has been previously announced or made available in accordance with the terms of this Agreement.  Notwithstanding the foregoing, the parties shall issue a joint press release in connection with the consummation of the transactions contemplated hereby on the Closing Date in form and substance mutually satisfactory to the parties.

6.3          Filings and Authorizations; Consummation.

(a)          Each of the parties hereto shall, if required by applicable Law, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to the HSR Act or any other Antitrust Law, within one month following the date hereof, and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of all parties hereto.  Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the Antitrust Laws.

(b)          Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated hereby and shall, subject to Section 6.3(d) below, use its reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions; provided, however that the parties hereto acknowledge and agree that none of the Sellers or their respective Affiliates shall have any obligation to pay any material consideration or agree to grant any material credit support or other accommodation (financial or otherwise), including any guarantee, in connection with obtaining the consents or approvals referred to in this Section 6.3.

(c)          The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above.  The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d)          Notwithstanding anything to the contrary herein, Buyer shall, and shall cause its Affiliates to, take any and all such action (including (i) initiating or defending against any Action and entering into agreements as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other Order in any Action, (ii) agreeing to hold separate or to divest, license or otherwise dispose of any of the businesses, product lines or assets of Buyer or any of its Affiliates, including, after the Closing Date, of the Business Companies, the Business, the Business JVs or any investment held directly or indirectly by the Transferred Entities, (iii) terminating existing relationships, contractual rights or obligations of Buyer or any of its Affiliates, including, after the Closing Date, of the Business Companies, the Business, the Business JVs or any investment held directly or indirectly by the Transferred Entities, (iv) creating any relationship, contractual right, obligation or other arrangement of Buyer or its Affiliates, including, after the Closing Date, of the Business Companies, the Business, the Business JVs or any investment held directly or indirectly by the Transferred Entities, (v) taking or committing to take such other actions that may limit Buyer’s or its Affiliates’, including, after the Closing Date, the Business Companies’, the Business’, the Business JVs’ (or any investment’s held directly or indirectly by the Transferred Entities) freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, product lines, customer or assets and (vi) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (v)), in each case, as may be required (A) by any applicable Governmental Authority in order to resolve such objections as such Governmental Authority has to the transactions contemplated by this Agreement under applicable Antitrust Law or (B) by any domestic or foreign court or similar tribunal, in any Action brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that has the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that neither the provisions of this Section 6.3 nor any other provision of this Agreement shall require Buyer or any of its Subsidiaries to undertake (or to request or authorize any Business Company or Business JV to undertake) any of the forgoing actions that would, or would reasonably be expected to, individually or taken together with all other of the foregoing actions, result in a material adverse effect on the business, financial condition or results of operation of Buyer and its Subsidiaries (including for this purpose the Business Companies and the Business JVs), taken as a whole, with material adverse effect measured against an enterprise the size of the Business Companies and the Business JVs, taken as a whole (without giving effect to the consummation of the transactions contemplated hereby).

(e)          Buyer shall (i) control the strategy for obtaining any consents, waivers and approvals from any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto; provided that Buyer shall consult and cooperate with the Sellers with respect to such strategy, positions and requested regulatory action (including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws) and consider the Sellers’ views in good faith.  Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement and shall promptly furnish the other party with copies of all substantive notices or other communications received from any third party and/or any Governmental Authority with respect to such transactions.  If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made an appropriate response in compliance with such request as soon as reasonably practicable, after providing the other party with a reasonable advance opportunity to review and comment upon such response (and after considering in good faith the view of the other in connection with such response).  Each party shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any substantive discussion, telephone call, video conference or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call, video conference or meeting, to the extent not prohibited by the Governmental Authority.  Buyer will advise the Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement (and which the Sellers shall be given opportunity to review and provide comments on, which Buyer shall consider in good faith, prior to their taking effect) and shall not make or propose any such undertaking that is not conditioned upon the completion of the Closing.

(f)          The parties hereto shall not, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

6.4          Resignations.  The Sellers shall cause to be delivered to Buyer on the Closing Date such resignations or removals of members of the Business Companies’ and Business JVs’ (to the extent such members are designated by the Sellers and the Sellers are empowered to remove such members pursuant to the Organizational Documents of the Business JVs) board of directors or board of managers, as applicable, which have been requested in writing by Buyer at least five (5) Business Days prior to the scheduled Closing Date, such resignations or removals to be effective concurrently with the Closing.

6.5          Use of Names and Trademarks.

(a)          Buyer hereby acknowledges that all right, title and interest in and to the names set forth in Schedule 6.5, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Retained Names and Marks”) are owned exclusively by the Sellers or their Affiliates (other than the Business Companies), and that, except as expressly provided below, any and all right of the Business Companies to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Sellers or their applicable Affiliates, along with any and all goodwill associated therewith.  Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b)          As soon as reasonably practicable after the Closing Date, but in any event within nine (9) months after the Closing Date, Buyer will, at its own expense, remove any and all exterior signs and other identifiers located on or attached to any Business Company’s or Business JV’s respective property, building, vehicles, signs or premises that refer or pertain to or that include the Retained Names and Marks.  Additionally, as soon as reasonably practicable after the Closing Date, but in any event within nine (9) months after the Closing Date, Buyer will remove from all of the Business Companies’ and Business JVs’ respective letterhead, envelopes, invoices, supplies, labels, inventory, product packaging and inserts, web site publications, advertisement and promotional materials, marketing collateral, advertisements and other communications media of any kind, and other documents and materials all references to the Retained Names and Marks; provided however, that during such nine (9)-month transition period (the “Transition Period”), Buyer and its Affiliates may continue to distribute product literature that uses any Retained Names and Marks and distribute products with labeling or packaging that uses any Retained Names and Marks to the extent that such product literature and labeling or packaging exists on the Closing Date.  Buyer acknowledges and agrees that it and its Affiliates shall have no right to use any of the Retained Names and Marks, any derivative thereof or anything confusingly similar to any of the foregoing, after the conclusion of the Transition Period immediately following the Closing Date.  The Sellers hereby grant to Buyer and its Affiliates a limited, non-transferable, non-exclusive, non-sublicensable license to use the Retained Names and Marks for the Transition Period in the territories and solely in the manners such terms were used in the business of the Business Companies immediately prior to the Closing Date.

(c)          Buyer shall, as soon as reasonably practicable after the Closing, but in no event later than thirty (30) Business Days thereafter, cause each of the Business Companies to file amended Organizational Documents with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Names and Marks and to supply promptly any additional information, documents and materials that may be reasonably requested by the Sellers with respect to such filings.  For the avoidance of doubt, nothing herein shall limit the ability of Sellers or their Affiliates to implement such changes prior to Closing.

6.6          Further Assurances.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby.  Each party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

6.7          Insurance.

(a)          From and after the Closing, the Business Companies shall cease to be insured by the Sellers’ or their respective Affiliates’ past, current or future insurance policies or programs or self-insured programs (the “Seller Insurance Policies”), and none of the Business Companies, Buyer, or any of their other Affiliates shall have any access, right, title or interest to or in any such Seller Insurance Policies (including any claims and rights to make claims and any rights to proceeds and including claims for coverage of all known and incurred claims (whether or not reported)).  The Sellers and their Affiliates may, to be effective at the Closing, cancel, elect not to renew, or amend any Seller Insurance Policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 6.7, without any liability or obligation to Buyer or any of its Affiliates (including, from and after the Closing, any of the Business Companies).  From and after the Closing, Buyer shall be responsible for securing all insurance required by Law in connection with the operation of the Business and such other insurance it considers appropriate for the Business Companies and the Business.  Buyer further covenants and agrees for itself and its successors and assigns that it will not, and will cause the Business Companies and any assignee or surviving entity of any of the foregoing to not, seek to assert or exercise any rights or claims under or in respect of any Seller Insurance Policy, including any Seller Insurance Policy under which, at any time prior to Closing, any Business Company has been an insured, and it will not cause or allow any third party to do any of the foregoing.  From and after the Closing, Buyer covenants and agrees for itself and its successors and assigns that it shall indemnify, defend and hold harmless the Sellers and their Affiliates against any claims, liabilities, damages, costs or expenses, including relating to premiums, retrospective premiums, adjustments, chargebacks, deductibles or any other self-insurance features, or otherwise, arising out of or in consequence of any post-Closing claims for insurance coverage asserted by or on behalf of any of the Business Companies or the Business (collectively, “Post-Closing Insurance Claims”).  Buyer further covenants and agrees for itself and its successors and assigns that, in the event that Buyer sells, transfers, or disposes of any of the Business Companies or a material portion of the Business at any time following the Closing, it will take all steps necessary to ensure that any subsequent buyer agrees in writing to be bound by the covenants of Buyer set forth in this Section 6.7 to the extent that such covenants relate to the applicable Business Company or portion of the Business transferred to such subsequent buyer.  Buyer acknowledges that the Business JVs maintain independent insurance policies and programs and, prior to the Closing, are not and, from and after the Closing, will not be, insured under or have any right to make any claims under any of the Sellers’ or their respective Affiliates’ past, current or future insurance policies or programs or self-insured programs.

(b)          In the event that the Sellers are unable to access Seller Insurance Policies in respect of any Excluded Employment Liabilities (other than any Multiemployer Plan withdrawal liabilities that are the subject of Section 10.2), any Pre-Closing EHS Matters or any Excluded Liabilities because one or more of the insurers that issued or are responsible for any of the Seller Insurance Policies contends that the rights to any such policies rest with one or more of the Business Companies, and not the Sellers, then, notwithstanding Section 6.7(a), Buyer and the Business Companies and the Sellers shall reasonably cooperate in pursuing coverage (including executing assignments of interests, choses in actions, or claims from the Business Companies to the Sellers) as may be necessary and appropriate to provide to the Sellers, at the Sellers’ sole cost, the economic benefit of the Seller Insurance Policies.  In connection with the foregoing, Buyer shall cause the Business Companies to appoint the Sellers to be agent for the Business Companies and empowered by the Business Companies to take any and all reasonably necessary and proper actions, at the Sellers’ sole cost and for the Sellers’ sole benefit, and indemnifying and holding the Business Companies harmless in connection with such actions, in order to pursue claims under or against the Seller Insurance Policies in respect of any Excluded Employment Liabilities (other than any Multiemployer Plan withdrawal liabilities that are the subject of Section 10.2), any Pre-Closing EHS Matters or any Excluded Liabilities.  In the event that any insurer responsible for any Seller Insurance Policy pays any proceeds available under or in connection with such Seller Insurance Policy to one or more of the Business Companies, then Buyer shall cause such Business Company to hold in trust for and pay to the Sellers promptly upon receipt thereof such insurance proceeds.

6.8          Officer and Director Indemnification and Insurance.

(a)          Buyer agrees (and shall cause the Business Companies and the Business JVs, to the extent within Buyer’s control, to ensure) that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers, officers or employees of each Business Company and the Business JVs (to the extent such current or former directors, managers, officers or employees are or were employees of the Sellers, the Business Companies or any of their respective Affiliates) (the “Indemnified Parties”), as provided in the respective Organizational Documents of the Business Companies or the Business JVs or in the indemnification agreements set forth on Schedule 6.8(a) of the Seller Disclosure Schedule, correct and complete copies of which have been provided to Buyer, in each case as now in effect, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)          From and after the Closing, Buyer shall (and shall cause the Business Companies and the Business JVs, to the extent within Buyer’s control, to) indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, managers, officers or employees of the Business Companies, the Business JVs or another Person (if such Indemnified Party is or was serving as a director, manager, officer or employee of such other Person at the request of the Sellers) occurring prior to the Closing (including in connection with the negotiation and execution of this Agreement), whether asserted or claimed prior to, at or after the Closing.  If any Indemnified Party is or becomes involved in any Action in connection with any matter subject to indemnification hereunder, Buyer shall (or shall cause the Business Companies and the Business JVs, to the extent within Buyer’s control, to) advance as incurred any costs or expenses (including reasonable legal fees and disbursements), judgments, fines, losses, damages or liabilities arising out of or incurred in connection with such Action, subject to Buyer’s receipt of an undertaking by or on behalf of such Indemnified Party, if requested by Buyer, to repay such Losses if it is ultimately determined under applicable Law or Order that such Indemnified Party is not entitled to be indemnified.  In the event of any such Action, (i) Buyer shall, and shall cause the applicable Business Companies and the Business JVs, to the extent within Buyer’s control, to reasonably cooperate with the Indemnified Party in the defense of any such Action and (ii) Buyer shall not, and shall cause the applicable Business Companies and the Business JVs, to the extent within Buyer’s control, not to, settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action.

(c)          Buyer acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons.  Buyer hereby (on its own behalf and, as of the Closing, on behalf of the Business Companies and the Business JVs, to the extent within Buyer’s control) agrees that (i) the applicable Business Company or Business JV is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) the applicable Business Company or Business JV shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person, and (iii) Buyer irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof.  Buyer further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from Buyer shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against Buyer.

(d)          On or prior to the Closing Date, Buyer shall pay for a non-cancelable run-off insurance policy, for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all Indemnified Parties, which policy shall contain terms and conditions no less favorable to the Indemnified Parties than the directors’, managers’ or officers’ liability coverage presently maintained by the Business Companies.

(e)          The covenants contained in this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)          In the event that, following the Closing, Buyer or the Business Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer or the relevant Business Company, as applicable, shall take all necessary action so that the successors or assigns of Buyer or the Business Company, as the case may be, shall succeed to the obligations set forth in this Section 6.8.

6.9          Termination of Affiliate Obligations; Participation in Receivables Program.

(a)          On or before the Closing Date, except as set forth on Schedule 6.9 hereto, the Specified Shared Contracts (as applicable), the Permanente Throughput Agreement, this Agreement and any Ancillary Agreements, all liabilities and obligations between the Business Companies and the Business JVs, on the one hand, and the Sellers or their Affiliates (other than the Business Companies), on the other hand, shall be terminated in full.

(b)          Buyer acknowledges that certain of the Business Companies are participants in one of the receivables purchasing programs (together, the “Receivables Program”)

established pursuant to the terms of the Receivables Program Agreements.  The parties hereto acknowledge and agree that on or prior to the Closing Date the participation of the Business Companies in the Receivables Program shall terminate pursuant to the terms of the applicable Receivables Program Agreements and none of the Business Companies shall thereafter be party to any of the Receivables Program Agreements.

6.10          Guarantees; Commitment.

(a)          At or prior to the Closing, Buyer shall, or shall cause one or more of its Affiliates to, use its commercially reasonable efforts to take or cause to be taken all actions necessary to secure the complete release of the Sellers and their Affiliates (other than the Business Companies), from and after the Closing, from any guarantee, lease, indemnity, surety bond, letter of credit, letter of comfort or other obligation to the extent relating to the Business, including (i) those listed on Schedule 6.10(a) or (ii) those entered into in the ordinary course of business between the date hereof and the Closing Date by a Seller or any of its Affiliates (other than the Business Companies) in connection with the operation of the Business and disclosed by the Sellers to Buyer prior to the Closing (together with any other such guarantee, lease, indemnity, surety bond, letter of credit, letter of comfort or other obligation to the extent relating to the Business, collectively, the “Indemnified Guarantees”), including effecting such release by providing substitute leases, indemnities, guarantees, surety bonds, letters of credit, letters of comfort, cash collateral or other credit support. The Sellers shall cooperate reasonably with Buyer in order to obtain such releases and substitutions. All costs and expenses incurred in connection with such releases and substitutions shall be borne by Buyer.

(b)          In the event that any release or substitution of an Indemnified Guarantee is not effected prior to the Closing Date, (i) Buyer and the Business Companies shall use their respective commercially reasonable efforts to cause such release and substitution to occur as promptly as practicable following the Closing Date (which release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Sellers and all costs and expenses incurred in connection therewith shall be borne by Buyer), (ii) Buyer shall not, and shall cause each of its Affiliates (including the Business Companies following the Closing) not to, take or omit to take, or cause to be taken or not to be taken, any action, do or omit to do, or cause to be done or not to be done, anything that would or would reasonably be expected to increase the actual or contingent liability of a Seller or any Affiliate thereof pursuant to the terms of any Indemnified Guarantee (other than in a de minimis manner), (iii) at any time on or following the Closing Date the Sellers shall have the right to terminate, or to cause the termination of, each Indemnified Guarantee to the extent such unilateral termination is permitted in accordance with its terms and (iv) in the event that a Seller or any Affiliate thereof is or has been required to provide any cash collateral to any Person pursuant to the terms of any Indemnified Guarantee, Buyer shall provide such cash collateral to such Person on the terms contained in the applicable Indemnified Guarantee.  All costs and expenses incurred in connection with the substitution or release of Indemnified Guarantees pursuant to this Section 6.10(b) shall be borne by Buyer.  After the Closing, Buyer and the Business Companies, jointly and severally, shall forever indemnify, defend and hold harmless the Sellers and any of their Affiliates against any liabilities, damages, costs or expenses that the Sellers or any of their Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (x) the Sellers or any of their Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Indemnified Guarantees after the Closing; (y) any claim or demand for payment made on the Sellers or any of their Affiliates with respect to any of the Indemnified Guarantees after the Closing; or (z) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees after the Closing.

6.11          Trade Accounts Payable and Receivables; Wrong Pockets; Intercompany Amounts.

(a)          Prior to Closing, the Sellers shall cause the Business Companies to assign to the Sellers or any of their Affiliates all of the trade accounts payable and trade accounts receivable existing at the Business Companies immediately prior to Closing.  The Sellers agree to pay in full the assigned trade accounts payable as and when due.

(b)          Following the Closing, the Sellers and Buyer covenant and agree to promptly remit to the other party (or Affiliate thereof) any payments received that are owed to the other party (or Affiliate thereof).  From and after the Closing, the Sellers shall (and shall cause their Affiliates to) forward promptly to Buyer any monies, checks or instruments received by the Sellers or any of their Affiliates after the Closing to the extent it is reasonably apparent to Sellers that such monies, checks or instruments are payments in respect of accounts receivable or other assets that arose with respect to the Business following the Closing.  From and after the Closing, Buyer shall (and shall cause its Affiliates to) forward promptly to the Sellers any monies, checks or instruments received by Buyer or any of its Affiliates after the Closing to the extent it is reasonably apparent to Buyer that such monies, checks or instruments are payments in respect of any accounts receivable or other assets that arose with respect to the Business prior to the Closing, or otherwise not belonging to any Business Company.  Buyer acknowledges and agrees that under no circumstances will Buyer have any right to any accounts receivable that arose with respect to the Business prior to the Closing.

(c)          At or prior to the Closing and effective no later than the day immediately prior to the Closing Date, the Sellers shall cause all intercompany payables, receivables and loans between the Business Companies, on the one hand, and the Sellers and their Affiliates (other than the Business Companies), on the other hand, to be settled or cancelled.

6.12          Consents; Specified Shared Contracts; Wrong Pockets.

(a)          Prior to the Closing, each of the parties hereto shall cooperate with the other parties hereto and shall, and shall cause its Affiliates (and, in the case of Sellers, shall cause the Business JVs, to the extent within the Sellers’ control) to, use its commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to give all notices to, and obtain all consents and waivers, required or necessary pursuant to Material Contracts, Business JV Commercial Agreements (including with respect to the assignment of the Business JV Commercial Agreements to Buyer as contemplated by Sections 2.3(c) and (d)) or any other Contract that is material to the Business, including any Contract set forth, or required to be set forth, on Schedule 4.4(c) or Schedule 4.6, or any Permit or JV Permit, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that no party shall have any obligation to (i) amend or modify any Contract or otherwise relinquish or forbear any rights under any such Contract, in each case unless such amendment, modification, relinquishment or forbearance is conditioned upon the Closing, (ii) pay any consideration to any Person for the purpose of obtaining any such consent or (iii) pay any costs and expenses of any other Person (other than ordinary course out-of-pocket costs and expenses, including attorney’s fees) resulting from the process of obtaining such consent, unless, in the case of clauses (ii) or (iii), Buyer, in the case of any costs and expenses paid by the Sellers, or the Sellers, in the case of any costs and expenses paid by Buyer, agrees to bear such costs and expenses.  If any such consent or waiver is not obtained prior to the Closing, following the Closing the parties shall cooperate (each at its own expense) in any lawful and commercially reasonable arrangement proposed by Buyer under which Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable Contract, Law or Order) the rights and benefits and assume the costs, liabilities and obligations with respect to the asset, claim or right with respect to which the consent or waiver has not been obtained in accordance with this Agreement.  Notwithstanding the foregoing, this Section 6.12(a) shall not apply with respect to any Specified Shared Contracts, which are subject to Section 6.12(c) or with respect to any Contract set forth on Schedule 4.22.  Buyer acknowledges that the consents and waivers described in this Section 6.12(a) have not been and may not be obtained, and the failure to obtain such conditions or waivers shall not be a condition for the consummation of the transactions contemplated by this Agreement.

(b)          The Sellers shall (i) use commercially reasonable efforts to obtain as promptly as possible any consent or waiver required of any Person that may be necessary for the performance of the services provided under the TSA and the respective obligations of the parties hereto pursuant to the TSA and (ii) if any such consent or waiver cannot be obtained as a result of such efforts, enter into, or, as applicable, cause one of its Affiliates to enter into, a new agreement with a third party or an alternate provider in order to provide such services thereunder in a manner compliant with the TSA.  Buyer shall, and shall cause its Affiliates to, provide reasonable assistance as necessary in obtaining such consents and waivers.  The costs associated with this Section 6.12(b) shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand.

(c)          Promptly following the date hereof, the Sellers shall provide to Buyer all information reasonably requested by Buyer with respect to the rights and obligations of the Business under each Shared Contract (it being understood and agreed that with respect to pricing under any Shared Contract, only pricing applicable to the Business will be shared outside of “clean team” procedures).  As promptly as reasonably practicable following the date hereof, and subject to the Sellers’ compliance with the immediately preceding sentence, Buyer shall provide the Sellers with a list of all Shared Contracts in respect of which Buyer determines in good faith that the failure of the rights and obligations thereunder to continue to be provided to the Business following the Closing would be detrimental to the Business as conducted in the ordinary course consistent with the operation thereof as of the date hereof (other than in a de minimis manner) (the “Specified Shared Contracts”); provided that, to the extent that the rights and obligations under a Shared Contract are being provided to Buyer pursuant to the TSA or are otherwise readily available on no less favorable terms from a third party, such Shared Contract shall not constitute a Specified Shared Contract.  Prior to the Closing and for a period of six (6) months following the Closing, the Sellers and Buyer shall use commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to the Specified Shared Contracts) in an effort to (i) divide, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of the Specified Shared Contracts and (ii) if possible, novate the respective rights and obligations under and in respect of the Specified Shared Contracts, such that, effective as of the Closing, (A) Buyer (or one or more of the Business

Companies designated by Buyer) shall be the beneficiary of the rights and shall be responsible for the future obligations related to that portion of each Specified Shared Contract relating to the Business (the “Buyer Portion”) (such that, subsequent to the Closing, neither the Sellers nor their respective Affiliates shall have any rights or obligations with respect to the Buyer Portion of any Specified Shared Contract) and (B) the Sellers or one or more of their respective Affiliates shall be the beneficiaries of the rights and shall be responsible for the obligations related to each Specified Shared Contract other than the Buyer Portion (the “Seller Portion”) (such that, subsequent to the Closing, neither Buyer nor any Business Company shall have any rights or obligations with respect to the Seller Portion of any Specified Shared Contract).  Any expenses or consent fees in connection with implementing the changes to the Specified Shared Contracts in accordance with this Section 6.12(c) shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand.

(d)          In the event that, during the six-month period following the Closing, any party hereto identifies any Contract that (i) primarily relates to the Business but to which only the Sellers or one of their Affiliates is party (a “Business Wrong Pockets Contract”) or (ii) primarily relates to the Retained Business but to which only a Business Company is a party (a “Seller Wrong Pockets Contract” and, collectively, together with each Business Wrong Pockets Contract, the “Wrong Pockets Contracts”), such party shall notify the other parties hereto and, at the request of Buyer (in the case of a Business Wrong Pockets Contract) or Seller (in the case of a Seller Wrong Pockets Contract), the parties shall use commercially reasonable efforts to (i) seek the assignment of any such Business Wrong Pockets Contract to Buyer or one of its Subsidiaries and any such Seller Wrong Pockets Contract to a Seller or one of their Affiliates or (ii) to the extent permitted by applicable Law and by the terms of such Wrong Pockets Contract, enter into arrangements with the other parties hereto to provide Buyer (in the case of a Business Wrong Pockets Contract) or Seller (in the case of a Seller Wrong Pockets Contract) with rights and benefits that are similar in all material respects to the rights and benefits applicable to the Business or the Retained Business under such Wrong Pockets Contract (whether by entering into a separate agreement with the other party with respect to such Wrong Pockets Contract or by including such arrangements as an additional service under the TSA).

(e)          From and after the Closing Date until the six-month anniversary of the Closing Date, if any party hereto becomes aware of any material assets or liabilities that (i) primarily relate to the Business that remain owned and in the possession of the Sellers or their respective Affiliates (but excluding, for the avoidance of doubt, any trade accounts payable or trade accounts receivable) (“Business Wrong Pockets Items”) or (ii) primarily related to the Retained Business that remain owned and in the possession of Buyer or the Business Companies (“Seller Wrong Pockets Items” and, together with the Business Wrong Pockets Items, “Wrong Pockets Items”), such party shall promptly notify the other parties hereto in writing and the parties shall use commercially reasonable efforts to cause any such Wrong Pockets Item to be transferred or assumed to Buyer (in the case of a Business Wrong Pockets Item) or the Sellers (in the case of a Seller Wrong Pockets Item).

6.13          Employee Matters.

(a)          Offers of Employment / Other Agreements.  Except as required by law or pursuant to any Collective Bargaining Agreement or similar labor agreement, no later than ten (10) days prior to the Closing, Buyer or one of its Affiliates shall deliver, in writing, an offer of employment to each Business Employee, other than a Business Employee employed by a Business Company, an LTD Employee or any Business Employee subject to a Collective Bargaining Agreement whose employment transfers automatically as a result of the assumption of such Collective Bargaining Agreement by Buyer and its Affiliates, set forth on Schedule 4.16(a), as it shall be updated by the Sellers from time to time prior to the Closing, effective immediately following the Closing; provided, however, that each offer of employment shall be deemed to be accepted by any Business Employee who fails to affirmatively decline such offer of employment if such Business Employee continues, or attempts to continue to, provide the services such Business Employee provided to the Business as of the Closing, immediately after the Closing.  Each such offer of employment shall be on terms consistent with the requirements of this Section 6.13.  If any LTD Employee presents themselves for active employment with the Sellers and their Affiliates within six (6) months following the Closing Date (or such longer period required by applicable Law or any Collective Bargaining Agreement, to the extent applicable), then, on the earliest practicable date following such individual presenting themselves for active employment, Buyer or one of its Affiliates shall deliver, in writing, an offer of employment to such Business Employee on terms consistent with the requirements of this Section 6.13.  Prior to the Closing, the Sellers and their Affiliates shall take all actions necessary to transfer the employment of each LTD Employee and each employee of the Business Companies who is not a Business Employee to one of the Sellers or one of their Affiliates (other than a Business Company).

(b)          Terms and Conditions of Employment.  Except as required by Law or pursuant to any Collective Bargaining Agreement, after the Closing Date until the first (1st) anniversary thereof (the “Continuation Period”), Buyer shall, or shall cause the Business Companies to, provide to each Continuing Employee (other than with respect to Continuing Employees subject to a Collective Bargaining Agreement): (i) at least the same salary or wages and annual cash bonus opportunities, in each case, as were provided to such Continuing Employee immediately prior to the Closing; and (ii) other employee benefits that are substantially comparable, in the aggregate, to such benefits (excluding pension benefits, retiree health and welfare benefits, change in control or retention arrangements and equity-based compensation opportunities) that were provided to such Continuing Employee as of immediately prior to the Closing.  Buyer shall, or shall cause its Affiliates to, provide severance compensation to any Continuing Employee (other than with respect to Continuing Employees subject to a Collective Bargaining Agreement) who is laid off or terminated by Buyer or its Affiliates during the Continuation Period, in an amount that is equal to the severance compensation such Continuing Employee would have been entitled to as of immediately prior to the Closing, as reflected in the applicable plan, agreement or policy provided to Buyer pursuant to Schedule 4.15(b), to be calculated on the basis of the Continuing Employee’s compensation and service at the time of the layoff or other termination.

(c)          Service Credit.  Except as specifically provided herein, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take service rendered by the Continuing Employees to the Sellers and their Affiliates prior to the Closing Date into account for all purposes, including for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals or vesting under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Buyer and its subsidiaries (including the Business Companies) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Sellers or the Business Companies for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits.

(d)          CBAs.  From and after the Closing, the Business Companies shall continue to be obligated under the Collective Bargaining Agreements to the extent they relate to the Business Employees and be solely responsible for any and all liabilities thereunder arising after the Closing (including all obligations and liabilities pursuant to or related to any Multiemployer Plan relating to the contributions to be made by or on behalf of the Business Companies under such Collective Bargaining Agreements), and shall provide to the Continuing Employees whose employment is subject to a Collective Bargaining Agreement, terms and conditions of employment in accordance with such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Law.

(e)          Health Coverage.  Effective as of the Closing Date, Buyer shall, or shall cause its applicable Affiliates to, provide the Continuing Employees with welfare benefits under plans and arrangements maintained or sponsored by Buyer and its Affiliates that satisfy the standards set forth in Section 6.13(b) and Buyer shall use commercially reasonable efforts to  (i) waive, or cause to be waived, any pre-existing condition limitation, exclusion, actively-at-work requirement and waiting period, to the extent waived or satisfied immediately prior to the Closing, and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations, in each case, under the relevant welfare benefit plans in which such Continuing Employee (and dependents) shall be eligible to participate from and after the Closing; provided, that nothing herein shall cause the duplication of benefits.  Without limiting the foregoing, Buyer shall use, and cause each of its Affiliates to use, commercially reasonable efforts to cause Continuing Employees to not be subject to any pre-existing condition or limitation under any health or welfare plan of Buyer or its subsidiaries (including the Business Companies) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Sellers or the Business Companies in which such Continuing Employee participated immediately prior to the Closing Date.

(f)          Vacation and Paid Time Off.  Except to the extent prohibited by applicable Law, on, or as soon as practicable following, the Closing Date, Seller shall, or shall cause one of its Affiliates to make a cash payment to each Continuing Employee in respect of his or her unused vacation and paid time-off accrued as of immediately prior to the Closing Date, such that no obligations with respect to such accrued but unused vacation or paid time-off shall exist as of immediately following the Closing, and Buyer shall, unless prohibited by Law, permit each such Continuing Employee to take a number of days of unpaid leave equal to the number of days for which such employee received payment in respect of vacation as described in this sentence.  Where such payout is prohibited by applicable Law, Buyer shall, or shall cause one of its Affiliates to assume or retain, as the case may be, and honor all obligations of Seller and its Affiliates for such unused vacation and paid time-off (the aggregate value of all such assumed or retained vacation and paid time-off, the “Assumed PTO Amount”).

(g)          Annual or Quarterly Bonuses.  Each Continuing Employee who is eligible for an annual or quarterly bonus under any Seller Company Plan (that is not a Business Company Plan) for the year or quarter, as applicable, in which the Closing occurs shall be paid a prorated portion of such annual or quarterly bonus by the Sellers or one of their Affiliates, with such proration to reflect service through the Closing Date; provided, however, that, if requested by the Sellers, Buyer or a Business Company, as applicable, shall pay such amounts to the applicable Continuing Employees as directed by the Sellers, and the Sellers shall reimburse Buyer or the applicable Business Company for such amounts plus the employer portion of any payroll, employment, unemployment and similar Taxes payable by Buyer in connection with such bonus payments.  Following the Closing Date, the Continuing Employees shall participate in annual incentive or short-term bonus plans sponsored or maintained by Buyer in accordance with Section 6.13(b).  For each Continuing Employee who is eligible to receive an annual or quarterly bonus under any Business Company Plan, Buyer shall, or shall cause one of its Affiliates to, pay such Continuing Employee a bonus payment for the fiscal year or quarter, as applicable, in which the Closing occurs in accordance with the terms of such Business Company Plan; provided that, such bonus payments shall be equal to the sum of (A) such Continuing Employee’s target bonus amount, pro-rated for the portion of the performance period elapsed prior to the Closing Date, multiplied by the performance rating achieved through the Closing, as determined by Sellers within ten (10) Business Days following the Closing Date in their reasonable discretion and after consultation with Buyer (such amount, the “Pre-Closing Bonus Amount”), and (B) such Continuing Employee’s target bonus amount, pro-rated for the portion of the performance period remaining as of the Closing Date, multiplied by the performance rating achieved from the Closing Date through the end of the performance period, as determined by Buyer in its sole discretion.  Within ten (10) Business Days following the end of the applicable performance period, Buyer shall provide Sellers with a schedule of all Pre-Closing Bonus Amounts paid with respect to such performance period, and within ten (10) Business Days of the delivery of such schedule, the Sellers shall reimburse Buyer for all such Pre-Closing Bonus Amounts plus the employer portion of any payroll, employment, unemployment or similar Taxes payable by Buyer and its Affiliates in connection with the Pre-Closing Bonus Amounts.

(h)          Flexible Spending Accounts.  The Sellers and Buyer shall take all actions necessary or appropriate so that, effective as of or as soon as administratively practicable following the date Business Employees cease participation in the Seller FSA Plans (as defined below) (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending accounts of the Sellers or their Affiliates (collectively, the “Seller FSA Plans”) of the Continuing Employees who are participants in the Seller FSA Plans shall be transferred to one or more comparable plans of Buyer (collectively, the “Buyer FSA Plans”); and (ii) the elections and contribution levels of such Continuing Employees shall apply under the Buyer FSA Plans in the same manner as under the Seller FSA Plans.  As soon as practicable after the date Business Employees cease participation in the Seller FSA Plans, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, the Sellers shall pay Buyer the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Buyer shall pay the Sellers the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(i)          Employment Liabilities.  Except as otherwise provided in this Agreement, as of the Closing Date, Buyer shall, or shall cause one of its Affiliates (including the Business Companies) to, assume or retain, as the case may be, any and all Post-Closing Employment Liabilities.  “Post-Closing Employment Liabilities” means liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, in each case, following the Closing Date, of any Continuing Employee.  Notwithstanding anything herein to the contrary (other than as provided for in Sections 6.13(f), (g), (h) or (j)), the Sellers and their Affiliates, shall assume or retain, as the case may be, and shall indemnify Buyer and its Affiliates from and against, all liabilities (contingent or otherwise) (i) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, in each case, on or prior to the Closing Date, of any Continuing Employee, (ii) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, in each case, on, prior to or following the Closing Date, of any current or former employee of the Sellers and their Affiliates, including any former employee of the Business Companies, other than a Continuing Employee, including any severance, termination, indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee who does not become an employee of Buyer or its Affiliates because such Business Employee rejects or does not accept an offer of employment that complies with this Section 6.13, and (iii) relating to, arising out of, or resulting from the operation, maintenance or sponsorship of (A) any Business Company Plan or Collective Bargaining Agreement on or prior to the Closing Date or (B) any Seller Company Plan, other than a Business Company Plan on, prior to or following the Closing Date (collectively, “Excluded Employment Liabilities”).

(j)          401(k) Plan.  Effective as of or as soon as administratively practicable following the date Business Employees cease participation in the Seller 401(k) Plans (as defined below), Buyer shall establish a tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Buyer 401(k) Plan”) for the benefit of each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by the Sellers or their Affiliates, other than any Business Company Plan (collectively, the “Seller 401(k) Plans”). As soon as practicable after the date Business Employees cease participation in the Seller 401(k) Plans, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make pre-tax distributions available to Continuing Employees, and the Buyer 401(k) Plan shall accept any such pre-tax distribution (including loans to the extent permitted under the Buyer 401(k) Plan) as a rollover contribution if so directed by the Continuing Employee.  The Sellers shall fully vest each Continuing Employees’ unvested benefits under any Seller 401(k) Plan as of the Closing.

(k)          Census.  Schedule 4.16(b) shall be updated by the Sellers from time to time until the Closing to maintain the accuracy of Schedule 4.16(b), including as a result of terminations, transfers and new hires.

(l)          Notwithstanding anything to the contrary in the foregoing, nothing contained herein (i) shall be treated or construed as an amendment of or an undertaking to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, including any Business Company Plan; (ii) shall alter or limit Buyer’s ability to amend, modify or terminate any employee benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by Buyer or any of its Affiliates, including any Business Company Plan; (iii) is intended to confer any third-party right, benefit, remedy, obligation or liability hereunder upon any Person (including any current or former director, officer or employee, including any Business Employee, and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns; or (iv) is intended to confer upon any Continuing Employee any right to continued employment or service with Buyer or any of its Affiliates (including the Business Companies).

(m)          Following the date hereof and prior to the Closing, the Sellers and their Affiliates shall provide Buyer and its Affiliates reasonable access to the Specified Business Employees for purposes of presenting, negotiating and entering into employment, retention or other individual service agreements with each such Specified Business Employees, which agreements shall be effective no earlier than, and shall be conditioned upon, the Closing.  For the avoidance of doubt, entry by the Specified Business Employees into such agreements shall in no event be a condition to the Closing.

6.14          Permanente Supply Agreement.  Prior to the Closing, the Sellers and Buyer shall cooperate in good faith to negotiate and document the pricing for the product to be purchased by HAMI from LSCC pursuant to the Permanente Supply Agreement, so as to permit HAMI to resell such product at a market rate based on customer demand for the product during the month before Closing, and shall update Exhibit C hereto to reflect such pricing.

6.15          Certain Tax Matters.

(a)          Section 754 Elections. Prior to the Closing, the Sellers shall use reasonable best efforts to cause each Partnership Entity that the Buyer requests in writing to make a valid election under Section 754 of the Code (and any corresponding state or local Tax election) to make such election for the Taxable period or periods that include the Closing Date (except to the extent such elections have been made prior to the date hereof and will remain in effect for such periods).

(b)          Section 338(h)(10) Elections. Buyer and each applicable Seller shall join in making timely, effective and irrevocable elections under Section 338(h)(10) of the Code (and any corresponding elections under state and local Tax law) with respect to the purchase and sale of each domestic Corporate Entity (together, the “Section 338(h)(10) Elections”), in each case in accordance with applicable Tax Law. In furtherance of the Section 338(h)(10) Elections, (i) at or prior to the Closing, the Sellers shall deliver to Buyer IRS Forms 8023 (and any corresponding forms under state and local Tax Law) necessary to make the Section 338(h)(10) Elections, each duly executed and in a form reasonably satisfactory to Buyer, and (ii) within a reasonable period after the Closing, the Sellers shall deliver to Buyer all other forms, statements and other materials required from the Sellers (or their Affiliates, officers, directors or employees) in order to make the Section 338(h)(10) Elections, including a power of attorney, in each case duly executed and in a form reasonably satisfactory to Buyer; provided that the foregoing shall not limit the Sellers’ obligations to take actions following the Closing as may be necessary to make the Section 338(h)(10) Elections.

(c)          Section 338(g) Elections.  Buyer shall be entitled to (but is not under any obligation to) make elections under Section 338(g) of the Code (and any corresponding elections under state and local Tax law) with respect to the purchase and sale of each foreign Corporate Entity, and the Sellers shall cooperate as necessary to effect such elections.  If Buyer notifies the Sellers in writing that it does not intend to make an election under Section 338(g) of the Code with respect to the purchase and sale of any foreign Corporate Entity, then the applicable Sellers shall make or cause to be made an election to close the Tax year of such foreign Corporate Entity pursuant to Treasury Regulation Section 1.245A-5(e)(3)(i) (or any successor guidance, and any corresponding elections under state and local Tax law) with respect to the purchase and sale of such foreign Corporate Entity, and Buyer shall cooperate as necessary to effect such election.  For purposes of Section 245A of the Code, the parties shall allocate all items of income, loss, profit and deduction for Tax purposes for the Taxable year that includes the Closing Date with respect to each applicable foreign Corporate Entity to periods ending on or prior to the Closing Date on a “closing of the books” basis to the extent permitted by applicable Tax Law.

(d)          Tax Returns.  From and after the Closing, without the prior written consent of the Sellers, and except to the extent otherwise required by applicable Tax Law, Buyer shall not, and shall not permit any of its Subsidiaries (including the Business Companies) to, amend any pre-Closing Tax Return of a Business Company, initiate any voluntary disclosure with respect to pre-Closing Taxes of a Business Company, voluntarily approach a Governmental Authority with respect to pre-Closing Taxes of a Business Company or waive or extend any statute of limitations for the assessment or collection of any pre-Closing Taxes of a Business Company, in each case to the extent Buyer determines in good faith that doing so could reasonably be expected to give rise to a material Tax liability of the Sellers relating to a Business Company for a Pre-Closing Tax Period.

(e)          Tax Audits. After the Closing, Buyer shall promptly notify the Sellers upon receipt by Buyer or a Business Company of written notice of any pending or proposed Tax audit or proceeding relating to Seller Taxes being imposed on Buyer, a Buyer Affiliate or a Business Company (each, a “Seller Tax Contest”).  The Sellers shall have the right, at their election, to control, at their own expense, any Seller Tax Contest that relates solely to Seller Taxes; provided, however, that (i) Buyer shall have the right, at its own expense, directly or through its designated representatives, to participate fully in such Seller Tax Contest, including to review in advance and reasonably comment on submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings, and (ii) Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement of such Seller Tax Contest.

(f)          Push Out Election. Following the Closing, Buyer shall be entitled to cause any Partnership Entity to make an election under Section 6226(a) of the Code with respect to any imputed underpayment for a Pre-Closing Tax Period, and no Seller will take any action to prevent or delay such election.

(g)          Straddle Periods. For purposes of this Agreement, with respect to Taxes for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be (a) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of Taxes not described in clause (a), the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books, and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Tax Law), as if the taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the close of business on the Closing Date (whether or not such Taxes arise in a Straddle Period of the applicable owner); provided that any Designated Deferred Taxes shall be allocated to a Pre-Closing Tax Period. For the avoidance of doubt, any Tax that is determined on an arrears basis (such as a real property Tax), shall be a Tax for the taxable year for which it is assessed, regardless of the fact that such Tax may not be due or payable until a subsequent year. Seller shall take such actions as are necessary for each Partnership Entity to allocate Tax items between Buyer and the Sellers on an interim closing of the books basis.

(h)          Withholding Certificates. On or prior to the Closing, each Seller shall deliver to Buyer a completed and duly executed IRS Form W-9 in form and substance reasonably satisfactory to Buyer.

6.16          Financing.

(a)          Prior to the Closing, the Sellers shall provide, and shall cause the Business Companies and, to the extent within the Sellers’ control, the Business JVs to provide, and shall request that their respective officers, employees, agents, accountants and advisors provide, to Buyer such cooperation and assistance as is reasonably requested by Buyer in connection with one or more debt financing transactions (“Debt Financings”), including using their commercially reasonable efforts to (i) furnish Buyer and one or more potential sources of a Debt Financing (“Debt Financing Sources”) with such financial and other information relating to the Business Companies and the Business JVs as Buyer shall reasonably request in order to consummate a Debt Financing, including delivery (within 45 days of the end of the applicable fiscal quarter) of unaudited pro forma combined balance sheets and related unaudited pro forma combined statements of operations of the Business Companies, unaudited balance sheets and statements of members equity and related unaudited statements of income and cash flow of the Two Rivers JV and unaudited balance sheets and related unaudited statements of income of the

Allied JV, in each case as of and for each fiscal quarter subsequent to the fiscal quarter ended March 31, 2021 ended prior to the Closing Date, (ii) assist in the preparation of pro forma financial statements, (iii) use commercially reasonable efforts to cause Sellers’ independent accountants to provide reasonable assistance to Buyer consistent with their customary practice (including to provide any necessary “comfort letters” on customary terms and consistent with their customary practice in connection with the Debt Financing) and (iv) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable.

(b)          In no event shall the Sellers, the Business Companies or the Business JVs be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with any Debt Financing prior to the Closing Date. Buyer shall promptly, upon request by the Sellers, reimburse the Sellers for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers, the Business Companies or the Business JVs and their respective Representatives in connection with any Debt Financing, including the cooperation of the Sellers, the Business Companies or the Business JVs contemplated by this Section 6.16(b), and shall indemnify and hold harmless the Sellers, the Business Companies, the Business JVs and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of any Debt Financing and any information used in connection therewith, except in the case of Losses arising or resulting from fraud or willful or intentional misrepresentation.  Notwithstanding anything to the contrary, Buyer acknowledges and agrees that the receipt and availability of any funds or financing is not a condition to Closing under this Agreement and the condition set forth in Section 7.2, as it applies to the Sellers’ obligations under this Section 6.16 shall be deemed satisfied notwithstanding any material breach hereof by the Sellers.

6.17          Business JVs.

(a)          Lehigh shall, at a time reasonably agreed between Buyer and the Sellers, deliver all notices required under the Allied Shareholders Agreement (and any other agreement between Lehigh or any of its Affiliates, on the one hand, and any Allied Partner or any of their respective Affiliates, on the other hand, with respect to the Allied JV) with respect to the transactions contemplated by this Agreement, including those required under Section 6.4 of the Allied Shareholders Agreement (the “Allied ROFR Notice”).  The Allied ROFR Notice shall (i) specify that it relates to the sale of all of Lehigh’s shares of the Allied GP and Lehigh’s 49.5% partnership interest in the Allied LP, (ii) include the identity of Buyer as the proposed transferee, (iii) specify the Allied Purchase Price as the proposed price for the Allied Interests, (iv) specify the terms of payment of the Allied Purchase Price and (v) otherwise comply with the terms of the Allied Shareholders Agreement.  Until the earlier of (x) the exercise by an Allied Partner of the Allied ROFR following Lehigh’s delivery of the Allied ROFR Notice and (y) the date that is sixty (60) days following Lehigh’s delivery of the Allied ROFR Notice, the Sellers shall use their reasonable best efforts to obtain the irrevocable written waiver by each Allied Partner of its rights under the Allied ROFR with respect to the transactions contemplated by this Agreement (an “Allied ROFR Waiver”).  The form and substance of any such Allied ROFR Waiver shall be reasonably satisfactory to both Buyer and the Sellers.

(b)          The Sellers agree to keep Buyer reasonably informed on a reasonably current basis and in reasonable detail of the status of its communications with the Allied Partners pursuant to this Section 6.17 and shall promptly provide to Buyer copies of any Allied ROFR Waiver.

6.18          Purchase Price Allocation.

(a)          Within ninety (90) days after the final determination of the Purchase Price, Buyer shall deliver to the Sellers a statement setting forth a proposed allocation of (1) the Purchase Price (reduced by the Two Rivers Purchase Price and the Allied Purchase Price, and increased by any other amounts treated as consideration for the Transferred Entities for Tax purposes) among the Transferred Entities and the assets of each Transferred Entity, (2) the Two Rivers Purchase Price (and any other amounts treated as consideration for the Two Rivers JV for Tax purposes) among the assets of the Two Rivers JV, (3) the Allied Purchase Price (and any other amounts treated as consideration for Allied LP and Allied GP for Tax purposes) between Allied LP and Allied GP, and (4) the portion of the Allied Purchase Price (and such other amounts) allocated to Allied LP among the assets of Allied LP, in each case pursuant to the principles of Sections 338, 755 and 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder; provided that no such allocation shall be made with respect to the Allied Purchase Price if the Allied ROFR is exercised with respect to the transfer of such JV Interests contemplated hereunder.  Such allocation statement shall become final and binding upon the parties hereto at 5:00 p.m. Pacific Time on the thirtieth (30th) day following the date on which such statement was timely delivered to the Sellers unless the Sellers deliver timely notice of their disagreement with the allocation statement. If the Sellers deliver timely notice of disagreement with the allocation statement, Buyer and the Sellers shall negotiate in good faith to resolve any disputes as to the allocation statement for no less than ten (10) Business Days.  If at the end of such ten (10) Business Day period the Sellers and Buyer have not resolved in writing such disputes, then any remaining disputes shall be submitted to the Independent Accountant (or such other nationally recognized valuation expert as mutually agreed by the Sellers and Buyer in writing) for resolution within thirty (30) days of the receipt of such submission.  The costs and expenses of the Independent Accountant (or such other expert) shall be borne pursuant to the terms of Section 2.4(b) applied mutatis mutandis.  Buyer, the Sellers and the Business Companies agree, for Tax purposes, to file all Tax Returns consistently with such final allocation, except as otherwise required by a change in Law after the date such allocation is finally determined or pursuant to a Final Determination.  The parties shall cooperate in good faith to update the final allocation for any adjustments to the Purchase Price (or other amounts treated as purchase price for applicable Tax purposes).

(b)          Within ten (10) days before the Closing Date, the Sellers shall deliver to Buyer a schedule that reasonably allocates the portion of the Purchase Price payable for the transfer of the Business Interests of Piedras, which will be based on the fair market value of such Business Interests (the “Mexican Allocation Schedule”).  The Sellers shall use such allocation in determining the amount of any Mexican Taxes payable under Article 161 of the Ley del Impuesto sobre la Renta.  Buyer shall have a period of ten (10) days after the delivery of the Mexican Allocation Schedule (the “Mexican Response Period”) to deliver in writing to the Sellers notice of any objections Buyer may have to the allocation set forth therein (a “Mexican Objections Notice”).  Unless Buyer timely objects to the Mexican Allocation Schedule, such Mexican Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error.  If Buyer delivers a Mexican Objections Notice within the Mexican Response Period, Buyer and the Sellers shall negotiate in good faith and use all reasonable best efforts to resolve such dispute before the Tax Return under Article 161 of the Ley del Impuesto sobre la Renta is required to be filed under applicable Law; provided, that the Sellers will be permitted to file such Tax Return (despite any objections by Buyer) in order to satisfy any filing requirements under applicable Law.

6.19          Transfer of Sale Process NDAs.  At or prior to Closing, the Sellers shall transfer, and shall cause their Affiliates to transfer, to one or more of the Business Companies (a) the entirety of the Sellers’ and their Subsidiaries’ right, title and interest to the assets set forth on

Schedule 6.19, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to customary deeds, assignments, bills of sale or other applicable instruments of conveyance, and (b) the portions of any Sale Process NDAs related to the Business or the JV Interests, to the extent permitted by such Sale Process NDAs.

6.20          Counsel; Privileges.

(a)          In-house lawyers employed by the Sellers and their Affiliates prior to the Closing Date (“Existing Sellers Counsel”) have provided legal services to and jointly represented the Sellers, their Affiliates and the Business Companies.  From and after the Closing, certain Existing Sellers Counsel will remain employees of one or more of the Sellers and their Affiliates and provide legal services to and represent only the Sellers and their Affiliates (“Sellers Counsel”), and certain Existing Sellers Counsel will become employees of one or more Business Companies and provide legal services to and represent only the Business Companies (“Business Companies Counsel”).  From and after the Closing, (i) Sellers Counsel will represent only the Sellers and their Affiliates; (ii) Business Companies Counsel will represent only the Business Companies; and (iii) Sellers Counsel and Business Companies Counsel will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to their respective clients.  The Sellers and the Business Companies have previously been jointly represented by the Existing Sellers Counsel in various legal matters of common interest.  This joint representation included in its scope all matters prior to the Closing in which the Business Companies and Sellers and their Affiliates were represented by any of the Existing Sellers Counsel.

(b)          Notwithstanding the foregoing, (i) the Sellers and Buyer acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any information concerning any proposed sale, spin-off or other disposition of the Business or the JV Interests or any other transaction contemplated by this Agreement or any Ancillary Agreement or in lieu of any of the foregoing, shall in each case be retained and controlled only by the Sellers and may be waived only by the Sellers, and (ii) Buyer acknowledges and agrees, on behalf of itself and each Business Company, that (A) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by Buyer or any Business Company at any time after the Closing; and (B) in the event of a dispute between Buyer or any Business Company and a third party or any other circumstance in which a third party requests or demands that Buyer or any Business Company produce privileged materials or attorney work-product of the Sellers or any of their respective Affiliates (including the privileged communications and attorney work-product covered by this Section 6.20), Buyer shall (x) cause such Business Company to assert such privilege or protection on behalf of the applicable Seller or Affiliate thereof to prevent disclosure of privileged communications or attorney work-product to such third party and (y) promptly notify the Sellers of the existence of any such request or demand and shall provide the Sellers a reasonable opportunity to review the privileged materials or attorney work-product and to assert any rights they may have, under this Section 6.20 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product; provided, however, that if Buyer is prohibited by applicable Law from disclosing the existence of such request or demand, Buyer shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the Sellers of any related information Buyer reasonably determines is necessary or appropriate for the Sellers to be informed of to enable the Sellers to review the privileged materials or attorney work-product and to assert their rights, under this Section 6.20 or otherwise, to prevent the production or disclosure of such privileged materials or attorney work-product.

(c)          The Sellers and Buyer agree that the transactions contemplated by this Agreement shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work-product doctrine, the common interest privilege and the joint-client/joint representation privilege.  Neither the Sellers nor Buyer may waive any privilege that could be asserted under any applicable Law and in which the other has joint privilege in accordance with the terms of this Section 6.20, without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).  If any dispute arises between the Sellers and Buyer, or any of their respective Affiliates, regarding whether joint privilege should be waived, each of the Sellers and Buyer (i) shall negotiate with the other in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other.  For the avoidance of doubt, each of the Sellers and Buyer shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(d)          In furtherance of the parties’ agreement under this Section 6.20, the Sellers and Buyer shall, and shall cause their respective Affiliates to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

6.21          No Solicitation.  From and after the date hereof, the Sellers shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly (a) solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer) any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (c) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting or contemplating any Takeover Proposal.  The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, public offering, stock acquisition, asset acquisition, binding share exchange, business combination, liquidation, dissolution, or similar transaction, of (1) assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income or assets of the Business, (2) twenty percent (20%) or more of the outstanding shares of capital stock, limited liability company interests or other equity interests in the Business Companies or (3) the JV Interests, in each case other than the transactions contemplated hereby.

6.22          Real Estate Matters.  The Sellers shall, and shall cause their applicable Affiliates to, reasonably cooperate with Buyer (at the request and expense of Buyer) in obtaining, in the event Buyer elects to obtain (i) new owner’s or leasehold title insurance policies (or bring-downs of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Buyer, dated as of a date reasonably proximate to the Closing Date, in amounts determined by Buyer, insuring each Business Companies’ fee simple title or leasehold interest to each of the Owned Real Properties or Leased Real Properties, as applicable, free and clear of any Encumbrances, other than Permitted Encumbrances, and (ii) ALTA surveys of the Owned Real Properties and Leased Real Properties (or updates to existing ALTA surveys, if available) from one or more licensed surveyors selected by Buyer, sufficient to allow the title company to remove the “survey exception” from each of the title policies referenced in clause (i) above, dated as of a date reasonably proximate to the Closing

Date and certified to Buyer, the applicable Business Company and the title company.  Sellers agree that any such cooperation will include (to the extent practicable and requested by Buyer) using commercially reasonable efforts to cause the removal or discharge of, or, to the extent consistent with prudent title insurance practice, to cause the title company to omit as exceptions or affirmatively insure over in the applicable title insurance policies, any Encumbrances that are not Permitted Encumbrances, delivery by the Sellers and their Affiliates of any customary and reasonable affidavits required by the title company (including non-imputation and owner’s affidavits) in form and substance reasonably satisfactory to the Sellers and the title company, and the granting of access to the Owned Real Properties and Leased Real Properties by the above-referenced surveyor(s) at reasonable times, upon reasonable notice and subject to reasonable limitations.  Buyer shall be responsible for the cost and expense of the title policies, the surveys and any related service (other than the removal or discharge of any Encumbrance that is not a Permitted Encumbrance) under this Section 6.22.

6.23          Specified Matters.  If any liabilities arising out of the Specified Matters become due and payable before the Closing and the Sellers or their Affiliates make any payments to satisfy such liabilities, Buyer shall reimburse the Sellers or their Affiliates for the full amount of such payments (such amount being referred to herein as the “Specified Matters Payment Amount”) at the Closing, and the Specified Matters Payment Amount shall be included in the Adjustment Amount; provided, however, that the Sellers shall not, and will cause their Affiliates not to, settle, compromise or consent to the entry of judgement with respect to any Specified Matter without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  Following Closing, each of the Sellers and Buyer shall, subject to attorney-client privilege, promptly notify the other of the receipt and content of any oral or written communication, inquiries or requests for additional information it receives from the applicable court or any other named party in any Specified Matter with respect to any Specified Matter and will reasonably promptly: (a) cooperate in all respects with the other in connection with any Specified Matter and any inquiry related thereto, (b) permit the other to review in advance and incorporate the other’s reasonable comments in any motion, filing or other communication submitted by it to the applicable court with respect to any Specified Matter, (c) not participate or agree to participate in any meeting or telephone call, video conference or discussion with the applicable court or other parties named in the applicable Specified Matter in respect of any Specified Matter, unless it consults with the other in advance and gives the other or its counsel the opportunity to attend and participate in such meeting or telephone call, video conference or discussion, and (d) act in good faith and reasonably cooperate with the other in connection with any Specified Matter and in connection with resolving any inquiry of the applicable court and other parties with respect to the applicable Specified Matter.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by applicable Law:

7.1          Representations and Warranties Accurate.  (a) The representations and warranties contained in Section 4.9(b) shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date; (b) the representations and warranties contained in Section 4.2 and Section 4.4(b) shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for any de minimis inaccuracies); (c) the Seller Fundamental Representations contained in Article 4 (other than those contained in Section 4.2 or Section 4.4(b)) (i) to the extent qualified by “materiality” or “Material Adverse Effect”, shall be true and correct in all respects and (ii) otherwise, shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date); and (d) the remaining representations and warranties of the Sellers contained in Article 4 shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” as set forth therein), in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date), except for inaccuracies that would not, individually or in the aggregate, have a Material Adverse Effect; provided that, for purposes of evaluating the accuracy of Section 4.4 and Section 4.9(b) under this Section 7.1, clause (i) of the definition of “Material Adverse Effect” shall be deemed to refer to “the assets, business, financial condition or results of operations of the Business Companies and the Business JVs, taken as a whole.”

7.2          Performance.  The Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

7.3          Officer’s Certificate.  The Sellers shall have delivered to Buyer a certificate, signed by an executive officer of each of the Sellers, dated as of the Closing Date, certifying the matters set forth in Sections 7.1 and 7.2.

7.4          Legal Prohibition.  On the Closing Date, there shall exist no Law, injunction or other Order promulgated or issued by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

7.5          HSR Act.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers to the extent permitted by applicable Law:

8.1          Representations and Warranties Accurate.  (a) The Buyer Fundamental Representations contained in Article 5 (i) to the extent qualified by “materiality”, shall be true and correct in all respects and (ii) otherwise, shall be true and correct in all material respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date); and (b) the remaining representations and warranties of Buyer contained in Article 5 shall be true and correct in all respects (without giving effect to any limitation as to “materiality” as set forth therein), in each case on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date), except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay Buyer’s ability to consummate the transactions contemplated hereby.

8.2          Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

8.3          Officer Certificate.  Buyer shall have delivered to the Sellers a certificate, signed by an executive officer of Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.4          Legal Prohibition.  On the Closing Date, there shall exist no Law, injunction or other Order promulgated or issued by any Governmental Authority of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

8.5          HSR Act.  Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

ARTICLE 9

TERMINATION

9.1          Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)          by the mutual written consent of Buyer and the Sellers;

(b)          by either Buyer or the Sellers if the Closing Date shall not have occurred on or before December 2, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;

(c)          by Buyer, upon written notice to the Sellers, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by the Sellers within thirty (30) days (but not later than the Termination Date) after receipt by the Sellers of written notice thereof from Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this paragraph if Buyer is then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied;

(d)          by the Sellers, upon written notice to Buyer, if there has been a material violation, breach (including failure to consummate the transactions contemplated hereby in accordance with the terms hereof) or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by Buyer within thirty (30) days (but not later than the Termination Date) after receipt by Buyer of written notice thereof from the Sellers; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this paragraph if the Sellers are in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied; or

(e)          by either Buyer or the Sellers, subject to Section 6.3(d), if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order or action shall have become final and non-appealable.

9.2          Survival After Termination.  If this Agreement is terminated by the parties in accordance with Section 9.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto shall have any liability in respect of a termination of this Agreement; provided, however, that the provisions of Section 6.2(c) (Confidentiality), Section 6.2(e) (Public Announcements), Article 11 (Miscellaneous) (other than Section 11.15 (Release)) and this Section 9.2 shall each survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any willful breach of the provisions of this Agreement, prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE 10

INDEMNIFICATION

10.1          Survival.  Except as provided in the rest of this Section 10.1, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than Section 4.24 and Section 5.10) shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) all Fundamental Representations shall survive the Closing and terminate on the expiration of the applicable statute of limitations, (ii) all covenants and agreements of the Sellers set forth in Section 6.1 shall survive the Closing and terminate six months thereafter, (iii) any covenant or agreement of either party which by its terms is required to be performed or complied with in whole or in part after the Closing shall survive the Closing and expire in accordance with its terms and (iv) nothing in this Agreement shall limit any claim for Fraud.  Nothing in this Section 10.1 shall limit or prohibit the rights of Buyer to pursue recoveries under any representation and warranty insurance policy procured by Buyer in connection with the transactions contemplated by this Agreement; provided, that there shall be no subrogation against the Sellers, their Affiliates or any of their respective Representatives for any claims made by Buyer under such insurance policy other than any claim for Fraud.  No Person shall be liable for any claim for indemnification under this Article 10 unless a Claims Notice is delivered by the Person seeking indemnification to the party from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved.

10.2          Indemnification of the Sellers; Indemnification of Buyer.

(a)          Subject to the limitations set forth herein, from and after the Closing, the Sellers shall indemnify and hold harmless Buyer, its Affiliates (including, after the Closing, the Business Companies) and its and their respective Representatives (each, a “Buyer Indemnitee”), from and against any and all losses, liabilities, obligations, Taxes, expenses, claims, suits, actions and damages (collectively, “Losses”) to the extent arising from or in connection with:

(i)          any breach of or inaccuracy in any Seller Fundamental Representation on or as of the date hereof or on or as of the Closing Date as though made on or as of the date hereof and on or as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date) (it being agreed that for purposes of determining the existence of any such breach or inaccuracy and the amount of any Losses resulting therefrom, all such Seller Fundamental Representations that are qualified as to “materiality” or “Material Adverse Effect” shall be deemed to be not so qualified);

(ii)          any breach of any covenant or agreement of the Sellers (A) set forth in Section 6.1 or (B) otherwise made hereunder which by its terms is required to be performed or complied with in whole or in part after the Closing;

(iii)          subject to Section 10.2(b), Excluded Employment Liabilities;

(iv)          any Pre-Closing EHS Matters;

(v)          any Seller Taxes;

(vi)          the (A) ownership, operation or conduct of the Retained Business or the Permanente Facility, in each case, whether prior to, on or after the Closing, or (B) Excluded Liabilities; or

(vii)          any Assumed Liability that is not related to the ownership or operation of the Purchased Assets (as defined in the Asset Purchase Agreement) or the Business.

(b)          Subject to the limitations set forth herein, with respect to any Multiemployer Plan set forth on Schedule 10.2(b), from and after the Closing, the Sellers shall indemnify and hold harmless the Buyer Indemnitees for any Multiemployer Plan withdrawal liability incurred by the Buyer Indemnitees prior to the fifth (5th) anniversary of the Closing, to the extent such withdrawal liability relates to pre-Closing, rather than post-Closing, contribution history to the Multiemployer Plan, pre-Closing operations of the Business and/or the vested unfunded benefits attributable to the service of any employee of the Sellers or their Affiliates prior to the Closing Date; provided, however, that such indemnification shall not apply to the extent such withdrawal liability is triggered due to actions of any Buyer Indemnitee; provided, further, however, that the maximum amount of any such indemnification in respect of any such Multiemployer Plan shall be the amount set forth next to the name of the applicable Multiemployer Plan on Schedule 10.2(b) (which is equal to the most recent withdrawal liability estimate received by the Sellers) multiplied by 110%.  For the avoidance of doubt, “actions of any Buyer Indemnitee” in the preceding sentence shall include, and the Sellers’ indemnification obligation shall not apply to, any withdrawal liability to the extent caused by: (i) any Buyer Indemnitee negotiating out of its obligation to contribute to the applicable Multiemployer Plan, (ii) a 70% or greater decline in historical contribution base units to the applicable Multiemployer Plan or any other partial withdrawal under ERISA, (iii) the Buyer Indemnitees ceasing to provide covered work due to an economic slowdown or a transfer of the work to another jurisdiction not covered by the applicable Collective Bargaining Agreement, and/or (iv) Buyer filing for bankruptcy or similar protection. Buyer shall, and shall cause its Affiliates to, cooperate with the Sellers to reduce any risk that withdrawal liability could be triggered upon the consummation of the transactions contemplated by this Agreement.  To the extent that any withdrawal liability amounts are subject to indemnification, the indemnification procedures set forth in Section 10.4 shall apply mutatis mutandis with respect to such amounts; provided that the Sellers shall have the sole right to make decisions with respect to whether to make periodic payments of withdrawal liability rather than a lump sum.

(c)          Subject to the limitations set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless the Sellers, their Affiliates and their respective Representatives (each, a “Seller Indemnitee” and, together with Buyer Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses to the extent arising from or in connection with:

(i)          any breach of or inaccuracy in any Buyer Fundamental Representation on or as of the date hereof or on or as of the Closing Date as though made on or as of the date hereof and on or as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, on and as of such earlier date) (it being agreed that for purposes of determining the existence of any such breach or inaccuracy and the amount of any Losses resulting therefrom, all such Buyer Fundamental Representations that are qualified as to “materiality” shall be deemed to be not so qualified);

(ii)          any breach of any covenant or agreement of Buyer made hereunder which by its terms is required to be performed or complied with in whole or in part after the Closing;

(iii)          any Post-Closing Insurance Claims, to the extent required by Section 6.7(a);

(iv)          any Indemnified Guarantees or as otherwise required by Section 6.10(b);

(v)          any Post-Closing Employment Liabilities;

(vi)          any Specified Matters; or

(vii)          subject to Section 10.2(a)(vii) and Section 10.2(b), any Assumed Liabilities.

10.3          Limitations on Indemnification.

(a)          No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter to the extent such Losses were specifically included in the calculation of the Final True-Up Amount.

(b)          The amount of any Loss for which indemnification is provided under this Article 10 shall be: (i) net of any amounts actually recovered by any Indemnitee from third parties under insurance policies or otherwise (which the Indemnitees shall use commercially reasonable efforts to recover except as otherwise provided in Section 6.7) with respect to such Loss; (ii) net of amounts accrued on the Business Companies’ balance sheet as of the Closing Date and included in Closing Adjustment Amount with respect to such Loss; and (iii) reduced by any cash Tax benefit arising from the incurrence or payment of any such Loss actually realized by any Indemnitee in the taxable year such Loss occurs or the next subsequent taxable year, taking into account receipt of the indemnity payment, and if the Indemnitee subsequently recovers any such amounts or realizes such cash Tax benefit in the taxable year such Loss occurs or the next subsequent taxable year, the Indemnitee shall promptly pay such amounts over to the Indemnitor.

(c)          Under no circumstances shall any Indemnitee be entitled to be indemnified for Losses that are (i) special, multiple, punitive or other similar damages or (ii) consequential or indirect damages, including lost profits, lost revenues, business interruptions, or loss of business opportunity or reputation, in each case that are not reasonably foreseeable as of the date of this Agreement; provided, however, that the foregoing shall not apply to the extent any Indemnitee is held liable to a third party for such Losses.  The party seeking indemnification under this Article 10 shall use its reasonable best efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the aggregate liability of either the Sellers or Buyer under Section 10.2(a)(i) or 10(b)(i), as applicable, exceed the net Purchase Price realized by the Sellers after Taxes.

(e)          With respect to Sellers’ obligation to indemnify under Section 10.2(a)(iv) with respect to a claim for indemnification by a Buyer Indemnitee for any Pre-Closing EHS Matters (an “Environmental Indemnity Claim”):

(i)          To the extent relating to any Remedial Action to address Hazardous Substances at, on, under or migrating from the Real Property, Seller’s obligation to indemnify for such Environmental Indemnity Claim shall be limited to the lowest cost alternative (including institutional controls, such as deed restrictions, signs, fencing, buffers and use limitations, engineering controls and risk-based cleanup standards) reasonably available to allow continued operation of the Real Property in substantially the same manner it was operated at the applicable Closing determined on the basis of the minimum such alternative that (A) is reasonably required to comply with any settlement or resolution with any Governmental Authority and applicable Environmental Laws and Environmental Permits, (B) to the extent required by Environmental Law or any Environmental Permits or required by any Governmental Authority, is otherwise reasonably approved by the relevant Governmental Authority with jurisdiction over the matter and (C) does not interfere with such operations at the Real Property. Taking no action shall constitute an acceptable lowest cost alternative if, after investigation, taking no action is determined to be in compliance with applicable Environmental Laws and Environmental Permits and such inaction is not prohibited by relevant Governmental Authorities (so long as, to the extent required by Environmental Law and Environmental Permits, the decision to take no action and the relevant Release of Hazardous Materials has been reported to such Governmental Authorities). Notwithstanding anything herein to the contrary, the Buyer Indemnitees shall not be entitled to claim or seek indemnity with respect to any Environmental Indemnity Claim under this Agreement to the extent that such Environmental Indemnity Claim arises out of any development, modification or change of use of any of the Real Property after the

Closing (other than the continued operation of the Business or the continuation of the activities necessary to support the Business as it was conducted prior to the Closing) to a use where such development, modification or change results in the application of stricter cleanup standards pursuant to Environmental Laws; provided that a closure or cessation of operations at, or the reclamation of, such Real Property at the end of the operating life of the relevant mine or quarry shall not constitute a development, modification or change in use of any of the Real Property for the purposes of this sentence. If any Buyer Indemnitee sells, leases or transfers any Real Property or assigns its rights to indemnification hereunder with respect to any action to investigate, remediate or otherwise address Hazardous Substances at the Real Property, the Seller shall have no liability for any Environmental Indemnity Claim to the extent arising from any activities of such subsequent purchasers, lessees, transferees or assignees which if performed by any Buyer Indemnitee would negate or reduce the Seller’s indemnification obligations with respect to any Environmental Indemnity Claim.

(ii)          There shall be no obligation for Seller to indemnify any Buyer Indemnitee for any Environmental Indemnity Claim to the extent such Environment Indemnity Claim results or arises from any invasive or subsurface sampling of the Environment at, on, or under the Real Property by or on behalf of Buyer or its Affiliates unless such sampling is (A) required pursuant to any Environmental Law or Environmental Permit or an Order issued by any Governmental Authority, (B) reasonably necessary to address an imminent threat to human health or safety or the Environment or (C) reasonably necessary in connection with any construction activities conducted in the ordinary course of business or any reclamation or closure activities.  With respect to any Release or discovery of the presence of Hazardous Substance in the Environment as to which Buyer has made or reasonably expects to make an Environmental Indemnity Claim, Buyer agrees that, without the Sellers’ reasonable consent, neither Buyer nor any of its Affiliates shall notify any Governmental Authority of such Release of any Hazardous Substance, or solicit or importune any Governmental Authority or other Person to seek or require any Remedial Action with respect to such Release, in each case unless it is reasonably necessary to address an imminent and substantial threat to human health or safety or the Environment or, in the case of notification, it is required by applicable Environmental Laws or Environmental Permits.

10.4          Indemnification Procedures for Third Party Claims.

(a)          All claims for indemnification in respect of a Third Party Claim shall be asserted and resolved in accordance with this Section 10.4 and, with respect to Pre-Closing EHS Matters involving certain Remedial Actions, Section 10.6.

(b)          If a Buyer Indemnitee intends to seek indemnification with respect to a Third Party Claim made against such Buyer Indemnitee, Buyer Indemnitee shall promptly, but in no event more than ten (10) calendar days following such Buyer Indemnitee’s first obtaining knowledge of the basis for making a claim hereunder, deliver a written notice of such claim, describing such claim in reasonable detail and the amount or estimated amount of Losses (a “Claims Notice”) to the Sellers.  Subject to Section 10.1, the failure of any Buyer Indemnitee to so notify the Sellers shall not relieve the Sellers of their indemnification obligations hereunder except to the extent that the Sellers are actually prejudiced by such failure.

(c)          If a Seller Indemnitee intends to seek indemnification with respect to a Third Party Claim made against such Seller Indemnitee, the Seller Indemnitee shall promptly, but in no event more than ten (10) calendar days following the Seller Indemnitee’s first obtaining knowledge of the basis for making a claim hereunder, deliver a Claims Notice to Buyer.

Subject to Section 10.1, the failure of any Seller Indemnitee to so notify Buyer shall not relieve Buyer of its indemnification obligations hereunder except to the extent that Buyer is actually prejudiced by such failure.

(d)          The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to control the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice that is not reasonably objected to by the Indemnitee; provided, however, that in no event shall such control of the defense be deemed to be an admission or assumption of liability on the part of the Indemnitor.  If the Indemnitor assumes the defense of such Third Party Claim in accordance herewith:  (i) the Indemnitee may retain separate co‑counsel, which shall be at its sole cost and expense unless (A) retainer of such co-counsel has been specifically authorized in writing by the Indemnitor, (B) the Indemnitee shall have been advised by counsel that the assumption and control of such defense by the Indemnitor would be inappropriate due to an actual or potential conflict of interest or (C) the Indemnitee shall have been advised by counsel that one or more material defenses are available to such Indemnitee that are not available to the Indemnitor, in which case the Indemnitor shall be liable for the reasonable and documented fees, costs and expenses of such co-counsel (provided that the Indemnitor shall not be liable for the fees, costs and expenses of more than one firm of counsel for all Indemnitees, other than one local counsel in each relevant jurisdiction); (ii) the Indemnitee may participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless (A) the judgment or settlement provides solely for the payment of money, (B) the Indemnitor makes such payment (subject to the applicable limitations contained herein), (C) the Indemnitee receives an unconditional release of the Indemnitees with respect to such Third Party Claim and (D) the judgment does not contain any admission of wrongdoing or misconduct by the Indemnitee.  Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any claim (and shall be liable for the reasonable and documented fees, costs and expenses of counsel incurred by the Indemnitee in defending such claim) if (i) the claim seeks an injunction or equitable relief or other relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided that if any portion of such claim can be so separated from the related claim for money damages, the Indemnitor shall be entitled to assume the defense of the portion relating to money damages, or (ii) in the event the claim were to be unfavorably decided, the Indemnitee would be reasonably likely to be liable for Losses materially in excess of amounts reasonably expected to be received from the Indemnitor.  The parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(e)          If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor: (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense; (ii)  may at any time thereafter assume the defense of the Third Party Claim, in which event the Indemnitor shall bear the fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim but not thereafter; and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(f)          From and after the Closing Date, Buyer shall, and shall cause the Business Companies to, provide reasonable cooperation to the Sellers in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Buyer Indemnitee is seeking indemnification pursuant to this Article 10 that the Sellers have elected to control, including by providing the Sellers with reasonable access to and copies of information, books, records and documents relating to such matters and furnishing employees and officers of the Business Companies.

(g)          This Section 10.4 shall not apply to claims for Taxes, which are governed solely by Section 6.15(e).

10.5          Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly following the Indemnitee’s first obtaining knowledge of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) the date such Loss was paid or incurred.  Subject to Section 10.1, the failure of any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor of its indemnification obligations hereunder except to the extent that the Indemnitor is actually prejudiced by such failure.  If the Indemnitor does not notify the Indemnitee within sixty (60) days following its receipt of such Claims Notice that the Indemnitor disputes its liability to the Indemnitee, the Indemnitee will be deemed to have admitted liability with respect to such Losses.  If the Indemnitor timely disputes such Claims Notice, the Indemnitee shall provide reasonable cooperation and assistance to the Indemnitor in determining the validity of such claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, books, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

10.6          Environmental Indemnity Claims.  With respect to any Pre-Closing EHS Matter that is the subject of an Environmental Indemnity Claim involving Remedial Action to address Hazardous Substances at, on, under or migrating from the Real Property:

(a)          The Sellers shall have the right, but not the obligation to assume control with respect to such Pre-Closing EHS Matter, including the right to (x) participate in any in person or telephonic meetings and phone calls with Governmental Authorities; (y) prepare and file any submissions with respect to such Pre-Closing EHS Matter; and (z) enter into any Order, settlement, or other agreement to resolve such Pre-Closing EHS Matter.  In the event that Seller assumes control of Pre-Closing EHS Matter, Seller will keep Buyer Indemnitee reasonably informed of developments with respect to such Pre-Closing EHS Matter, including providing copies of any material proposals, reports, work plans, reports, analytical data, correspondence and other documents that are prepared or received by the Seller. The Seller shall provide the Buyer with a reasonable opportunity to comment on drafts of such documents prepared by or on behalf of the Seller, and shall reasonably consider any such comments prior to finalization of such documents.  The Seller shall provide the Buyer Indemnitee with reasonable advance notice of material in person or telephonic meetings and phone calls relating to such Pre-Closing EHS Matter, and the Buyer Indemnitee shall have the right, but not the obligation, to attend and participate in such meetings and calls.  Buyer Indemnitee shall reasonably promptly approve and enter into any Order, settlement or other agreement resolving such Pre-Closing EHS Matter that is acceptable to the Seller and that involves only monetary damages or, subject to Buyer’s prior written consent (which shall not be unreasonably withheld or delayed), that does not seek or require any injunctive or other equitable relief other than to enforce an obligation to conduct Remedial Action with respect to a Release of Hazardous Substances at any Real Property that is subject to indemnification pursuant to this Article 10, provided that Buyer Indemnitee shall not be required to approve or enter into any Order, settlement or other agreement that would have a material adverse impact on the operations of the relevant Real Property or the Business.

(b)          If the Seller assumes control of such Pre-Closing EHS Matter, (i) Seller shall have the right, in its reasonable discretion, to select consultants, contractors and counsel to perform and implement such Remedial Action and (ii) the Buyer Indemnitee shall reasonably cooperate with the Seller with respect to such Remedial Action, including by providing reasonable access to Real Property and use of site utilities subject to a customary access agreement reasonably acceptable to the Buyer.

10.7          Exclusive Remedy.  Notwithstanding anything to the contrary herein, except in connection with a dispute under Section 2.4 or Section 6.18 (which shall be governed exclusively by Section 2.4 or Section 6.18, as applicable), claims for specific performance or claims for Fraud against the party committing such Fraud, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy of the parties following the Closing for any and all breaches or alleged breaches of any covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.  For the avoidance of doubt, Buyer hereby acknowledges and agrees that all Losses of the Business Companies, other than those for which a Buyer Indemnitee recovers or is entitled to recover Losses in accordance with this Article 10, shall be the sole responsibility of Buyer, and after the Closing, the Business Companies.  Without limiting the foregoing, Buyer (on behalf of itself and, from and after the Closing, the Business Companies) hereby waives any statutory and common law remedies with respect to matters arising out of or relating to Environmental Law or Hazardous Materials in connection with the transactions contemplated by this Agreement.  Buyer, on behalf of itself and its respective Representatives, Subsidiaries (including, from and after the Closing, the Business Companies) and Affiliates, and each of their respective successors and assigns, hereby releases any claims it may at any time have against the Sellers under Environmental Law, including under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and any analogous state or local Laws, in each case in respect of the Business Companies and this Agreement.

10.8          Tax Treatment of Indemnity Payments.  Except to the extent otherwise required pursuant to a Final Determination, Buyer and the Sellers shall treat any indemnity payment made under this Article 10 as an adjustment to the Purchase Price for all Tax purposes.

10.9          Subrogation.  In the event of payment by or on behalf of any Indemnitor to any Indemnitee pursuant to this Article 10, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand.  Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

ARTICLE 11

MISCELLANEOUS

11.1          Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that all fees and expenses of any Business Company related to the transactions contemplated by this Agreement incurred prior to or on the Closing, including (a) all fees, expenses and costs payable by a Business Company related to the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third-party advisors, to the extent not paid prior to the Closing, and (b) any change of control payment, transaction bonus, discretionary bonus, “stay-put” bonus, bonuses, severance, termination or retention payments and any substantially similar payments that are payable by the Business Companies solely as a result of the consummation of the transactions contemplated by this Agreement, plus the employer portion of any payroll, employment, unemployment and similar Taxes payable by Buyer in connection with such bonus payments, shall, in each case, be paid pursuant to Section 2.3(a)(ii) (all of such fees and expenses to be invoiced prior to the Closing Date) (to the extent incurred and not paid prior to the Closing, the “Unpaid Business Transaction Expenses”).  For the avoidance of doubt, all costs incurred by Sellers and their Affiliates (other than the Business Companies) in connection with the transactions contemplated by this Agreement shall not be considered Unpaid Business Transaction Expenses.

11.2          Amendment.  Subject to Section 11.7, this Agreement, including the Schedules, may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and the Sellers.  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.2 shall be void.

11.3          Entire Agreement.  This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

11.4          Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.5          Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient) or (c) if delivered by courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Sellers or, prior to the Closing, the Business Companies:

Lehigh Cement Company LLC 300 East John Carpenter Freeway, Suite 1645 Irving, Texas 75062 Attention: General Counsel Email: Carol.Lowry@LehighHanson.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Ariel J. Deckelbaum Email: ajdeckelbaum@paulweiss.com

If to Buyer or, after the Closing, to the Business Companies:

Martin Marietta Materials, Inc. 4123 Parklake Avenue Raleigh, North Carolina 27612
Attention:	C. Howard Nye, Chairman, President & Chief Executive Officer Roselyn R. Bar, Executive Vice President & Corporate Secretary
Email:	Ward.Nye@martinmarietta.com Roselyn.Bar@martinmarietta.com

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Robert I. Townsend, III, Esq. George F. Schoen, Esq.
Email:	RTownsend@cravath.com GSchoen@cravath.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6          Exhibits and Schedules.

(a)          Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to any representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent from the content and context of such disclosure.  The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Sellers to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b)          The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.7          Waiver.  Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.8          Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement (including by way of transfer, sale or assignment, directly or indirectly, whether by merger, purchase of stock or otherwise, of equity interests in such party), without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, and any such purported assignment without such prior written consent shall be void; provided, however, that Buyer may assign any of its rights or obligations hereunder to one or more Affiliates of Buyer without such prior written consent, but no such assignment shall relieve Buyer of any of its obligations hereunder.

11.9          No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the current and former officers, directors and managers of the Business Companies as set forth in Section 6.8, (b) the Existing Sellers Counsel as set forth in Section 6.20, (c) the Indemnitees as set forth in Article 10, (d) the Seller Released Parties as set forth in Section 11.15(a), (e) the Buyer Released Parties as set forth in Section 11.15(b) and (f) Paul, Weiss as set forth in Section 11.17.

11.10          Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.11          Dispute Resolution Procedures.

(a)          The Sellers, on the one hand, and Buyer, on the other hand, shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”).

(b)          Except as otherwise provided in this Agreement (including in connection with a dispute under Section 2.4 (which shall be governed exclusively by Section 2.4) or Section 6.18 (which shall be governed exclusively by Section 6.18)) or in any Ancillary Agreement, and without limiting the rights of any party under Section 11.14, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary

Agreement or otherwise arising out of, or in any way related to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (collectively, the “Disputes”), prior to any party hereto submitting any Dispute to the courts for resolution, in accordance with Section 11.12, the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Dispute; provided, however, that: (i) such reasonable period shall not, unless otherwise agreed to by the relevant parties in writing, exceed twenty (20) days from the time of receipt by a party of written notice of such Dispute, (ii) such reasonable period shall be reduced to the extent reasonably necessary to not result in a waiver of any right or remedy hereunder and (iii) the relevant employees from both parties with knowledge and interest in the Dispute shall first have tried to resolve the differences between the parties.  Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle a Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes, in accordance with Rule 408 of the Federal Rules of Evidence.

11.12          Governing Law and Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (d) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum and (e) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.5.

11.13          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.14          Specific Performance.

(a)          The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)          Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief.

11.15          Release.

(a)          Effective as of the Closing, Buyer, the Business Companies and their respective controlled Affiliates (the “Buyer Releasing Parties”), hereby fully and unconditionally release, acquit and forever discharge the current and former managers and directors of the Business Companies and the Business JVs (to the extent such current or former managers and directors are or were employees of the Sellers or any of their Affiliates) (in each case, solely in their capacities as managers and/or directors), the Sellers, and their respective controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Seller Released Party”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, that such party ever had, now has or ever may have or claim to have against any Seller Released Party arising out of or relating to or accruing from their relationship with the Business Companies, the Business JVs or the Business prior to the Closing (including in respect of the management or operation of the Business Companies and the Business JVs), excluding any claims under this Agreement or the Ancillary Agreements and any claims with respect to Fraud.  Effective as of the Closing, the Buyer Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Each Buyer Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.  Buyer, for itself and on behalf of each of the other Buyer Releasing Parties, acknowledges that the Sellers will be relying on the waiver and release provided in this Section 11.15(a) in connection with entering into this Agreement and that this Section 11.15(a) is intended for the benefit of, and to grant third-party rights to, each equityholder of the Sellers and their respective Affiliates to enforce this Section 11.15(a).  Effective as of the Closing, Buyer, for itself and on behalf of each of the other Buyer Releasing Parties, acknowledges that they are familiar with the provisions of California Civil Code Section 1542, which states that “A general release does not extend to claim that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Being aware of said code section, effective as of the Closing, Buyer, for itself and on behalf of each of the other Buyer Releasing Parties, expressly waives any rights they may have thereunder, as well as under any other statute or common law principle of similar effect, with respect to the claims released hereunder.

(b)          Effective as of the Closing, Sellers and their respective controlled Affiliates (the “Sellers Releasing Parties”), hereby fully and unconditionally release, acquit and forever discharge the current and former managers and directors of the Business Companies and the Business JVs (to the extent such current or former managers and directors are or were employees of the Sellers or any of their Affiliates) (solely, in each case, in their capacities as managers and/or directors), Buyer and their respective controlled Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (each, a “Buyer Released Party”) from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, that such party ever had, now has or ever may have or claim to have against any Buyer Released Party arising out of or relating to or accruing from their relationship with the Business Companies, the Business JVs or the Business prior to the Closing (including in respect of the management or operation of the Business Companies and the Business JVs), excluding any claims under this Agreement or the Ancillary Agreements and any claims with respect to Fraud.  Effective as of the Closing, the Sellers Releasing Parties expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Each Sellers Releasing Party understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement.  The Sellers, for themselves and on behalf of each of the other Sellers Releasing Parties, acknowledge that Buyer will be relying on the waiver and release provided in this Section 11.15(b) in connection with entering into this Agreement and that this Section 11.15(b) is intended for the benefit of, and to grant third-party rights to, each equityholder of Buyer and their respective Affiliates to enforce this Section 11.15(b).  Effective as of the Closing, the Sellers, for themselves and on behalf of each of the other Sellers Releasing Parties, acknowledges that they are familiar with the provisions of California Civil Code Section 1542, which states that “A general release does not extend to claim that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Being aware of said code section, effective as of the Closing, the Sellers, for themselves and on behalf of each of the other Sellers Releasing Parties, expressly waive any rights they may have thereunder, as well as under any other statute or common law principle of similar effect, with respect to the claims released hereunder.

11.16          Non-Recourse.  Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Ancillary Agreements, or the negotiation, execution, or performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Agreements), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement or, in the case of any Ancillary Agreement, the preamble to such Ancillary Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any past, present or future Representative, Affiliate, agent, attorney or assignee of, and any financial advisor to, any Contracting Party, or any past, present or future Representative, Affiliate or assignee of, and any lender to, any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Agreement or based on, in respect of, or by reason of this Agreement or any Ancillary Agreement or the negotiation, execution, performance or breach of this Agreement or any Ancillary Agreement (other than as set forth in the Confidentiality Agreement).

11.17          Waiver of Conflicts Regarding Representation.  Recognizing that Paul, Weiss has acted as legal counsel to the Sellers and their Affiliates (including the Business Companies) prior to the Closing, and that Paul, Weiss intends to act as legal counsel to the Sellers and their Affiliates after the Closing, (i) Buyer (on behalf of itself and the Business Companies, following the Closing) hereby waives on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Paul, Weiss representing the Sellers and their Affiliates after the Closing, and (ii) Buyer (on behalf of itself and the Business Companies, following the Closing) hereby agrees that, in the event that a dispute arises between or among any of Buyer or any of its Affiliates (including, after the Closing, the Business Companies) and the Sellers or any of their Affiliates (including, prior to the Closing, the Business Companies), each of the parties hereto agrees that Paul, Weiss may represent the Sellers or any of their Affiliates in such dispute even though the interests of the Sellers or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Business Companies), and even though Paul, Weiss may have represented the Business Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Sellers or the Business Companies, Buyer (on behalf of itself and the Business Companies, following the Closing) hereby waives, on behalf of itself and each of its Affiliates, any conflict of interest in connection with such representation by Paul, Weiss.  Buyer (on behalf of itself and the Business Companies, following the Closing) further agrees that, as to all communications among any of Paul, Weiss and any of the Business Companies that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by Buyer or any of the Business Companies.  The parties hereto agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 11.17.  Buyer acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Paul, Weiss.  This Section 11.17 is for the benefit of the Sellers, their Affiliates, and Paul, Weiss (including its partners and employees), each of which are intended third-party beneficiaries of this Section 11.17.

11.18          Conveyance Taxes.  All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (“Conveyance Taxes”) incurred as a result of the transactions contemplated by this Agreement shall be borne

50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand.  The Sellers and Buyer shall use commercially reasonable efforts and cooperate to minimize or eliminate any such Conveyance Taxes.  The Sellers and Buyer shall jointly file (and, if necessary, cooperate with the Business JVs to file) all required change of ownership and similar statements to the extent relating to Taxes or Tax matters.

11.19          Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.20          Interpretation.  The parties have participated in the drafting and negotiation of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE SELLERS:

LEHIGH CEMENT COMPANY LLC

By:	/s/ Christopher J. Ward
	Name:	Christopher J. Ward
	Title:	President & CEO

HBMA HOLDINGS LLC

By:	/s/ Christopher J. Ward
	Name:	Christopher J. Ward
	Title:	President

LEHIGH SOUTHWEST CEMENT COMPANY

By:	/s/ Christopher J. Ward
	Name:	Christopher J. Ward
	Title:	Chairman of the Board

BUYER:

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ C. Howard Nye
	Name:	C. Howard Nye
	Title:	Chairman, President and CEO